__________________________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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__________________________________________________________________________________________________________________

April 13, 2009

Dear Stockholder:

You are invited to attend the Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. which will be held at 11:00 a.m., C.D.T., Thursday, May 14, 2009, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter provide detailed information concerning matters to be considered and acted upon at the meeting.

Whether or not you plan to attend the Annual Meeting, please execute and return the enclosed proxy at your earliest convenience. Your shares will then be represented at the meeting, and the Company will avoid the expense of further solicitation to assure a quorum and a representative vote. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote at that time.

Sincerely,

/S/ THOMAS P. CAPO

Thomas P. Capo

Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 13, 2009

TO THE STOCKHOLDERS OF DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.:

The Annual Meeting of Stockholders of Dollar Thrifty Automotive Group, Inc. will be held at 11:00 a.m., C.D.T., Thursday, May 14, 2009, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, for the following purposes:

1.	To elect six directors to serve until the next annual meeting of stockholders or until their successors shall have been elected and shall qualify;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2009 year by the Audit Committee of the Board of Directors;

3.	To approve the addition of 1,300,000 shares to the Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan; and

4.	To conduct any other business properly brought before the meeting.

Only stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the Annual Meeting of Stockholders.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, at least 10 days before the meeting in the Office of the General Counsel, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

Your vote is important. Please vote now by proxy even if you plan to attend the meeting. You may vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope. The return of the enclosed proxy will not affect your right to vote if you attend the meeting in person.

By Order of the Board of Directors

/S/ VICKI J. VANIMAN

Vicki J. Vaniman

Secretary

_________________________________________________________________________________________________

Your vote is important. Please vote by marking, signing and dating your proxy card on the reverse side and returning it promptly in the accompanying envelope.

_________________________________________________________________________________________________

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

5330 East 31st Street

Tulsa, Oklahoma 74135

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

This Proxy Statement is solicited by the Board of Directors (the “Board”) of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (“DTG”), on behalf of DTG, and is furnished in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m., C.D.T., Thursday, May 14, 2009, at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135. DTG began mailing this Proxy Statement and the accompanying proxy card on or about April 13, 2009.

As used in this Proxy Statement, “Company” means collectively DTG and its subsidiaries.

Quorum

The record date for the meeting is March 16, 2009. DTG has outstanding one class of voting securities, being common stock, $0.01 par value (“Common Stock” or “Shares”), of which 21,684,424 Shares were outstanding as of the close of business on the record date. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum. In addition, any stockholder who completes the proxy card withholding authority to vote for a director nominee will be counted as present in determining if there is a quorum.

Vote Required

Each stockholder is entitled to one vote for each Share held of record at the close of business on the record date. Directors are elected by a plurality of the votes cast at the meeting. Because each director nominee is running unopposed, any nominee can be elected upon any affirmative vote so long as a quorum exists and regardless of whether such nominee receives more than 50% of the stockholder vote.

Under rules of the New York Stock Exchange (“NYSE”), Proposal No. 2 - Appointment of Independent Registered Public Accounting Firm (“Proposal No. 2”) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the meeting. In accordance with our By-laws, Proposal No. 2 will be approved on the favorable vote of a majority of the Shares present in person or represented by proxy and entitled to vote on such matter. For these purposes, abstentions will have the effect of votes against Proposal No. 2.

Proposal No. 3 - Addition of Shares to Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (“Proposal No. 3”) is considered to be a “non-discretionary” item under NYSE rules. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on this Proposal. Under our By-laws, Proposal No. 3 must also be approved by a majority of the Shares present in person or represented by proxy and entitled to vote. Under the NYSE stockholder approval policy, approval of Proposal No. 3 also requires the vote of a majority of the votes cast, and the total number of votes actually cast on Proposal No. 3 must represent more than 50% in interest of all stockholders entitled to vote on Proposal No. 3. Broker non-votes will have no effect on the first part of this requirement, but will not be treated as a vote cast for purposes of the second part. Abstentions will have the effect of a vote against Proposal No. 3 for purposes of both Delaware law and the NYSE requirement.

Inspectors of election appointed by the Board will determine whether a quorum is present and will tabulate the votes for the meeting. Broker non-votes will be counted in determining whether a quorum is present.

Proxy Voting

The proxy card represents the Shares held of record by each stockholder. Each stockholder can authorize the individuals named in the proxy card to vote Shares by signing, dating and mailing the proxy card. Each stockholder’s Shares will then be voted at the meeting as the stockholder specifies or, if the stockholder does not specify a choice, as recommended by the Board. Each stockholder may revoke the proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by DTG before the meeting. If you hold your Shares through a brokerage firm or other nominee, you may elect to vote your Shares by a toll-free phone number or over the Internet by following the instructions on the proxy materials forwarded to you.

Proxy Solicitation

Execution and return of the enclosed proxy is being solicited by and on behalf of the Board of DTG for the purposes set forth in the Notice of Annual Meeting. Solicitation other than by mail may be made personally, by telephone or otherwise and by employees of DTG who will not be additionally compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to each beneficial owner of Shares held of record by them. DTG has retained Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. The total cost of soliciting proxies will be borne by DTG.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2009.

Stockholders may view this Proxy Statement, our form of proxy and our 2008 Annual Report to Stockholders over the Internet by accessing the website, www.proxydocs.com/dtg.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

DTG has nominated for re-election to the Board six candidates who currently serve on DTG’s Board. Director Edward L. Wax has not been nominated for re-election to the Board as he will retire on the date of the Annual Meeting.

If elected, each candidate will serve for a one-year term ending at the Annual Meeting of Stockholders to be held in 2010, or when their successors are duly elected and qualified. For more information concerning these director nominees, see “Biographical Information Regarding Director Nominees and Executive Officers–Director Nominees.” Unless otherwise designated, the enclosed proxy card will be voted FOR the election of such nominees as directors. The Board does not believe that any of these nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the stockholder’s proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES DESCRIBED HEREIN AS DIRECTORS OF DTG.

PROPOSAL NO. 2 - APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed, subject to stockholder ratification, the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors of DTG (“Independent Auditors”) for the fiscal year ending December 31, 2009. In making this appointment, the Audit Committee considered whether the provision of services (and the aggregate fees billed for those services) by Deloitte & Touche LLP, other than audit services, is compatible with maintaining the independence of the outside auditors. Deloitte & Touche LLP has served DTG as Independent Auditors since DTG’s inception in November 1997.

The following table provides the various fees and out-of-pocket costs billed by Deloitte & Touche LLP in the aggregate for fiscal years ended December 31, 2008 and 2007:

	2008	2007
Audit Fees In 2008 and 2007, fees related to audits of the consolidated and subsidiaries’ annual financial statements, reviews of the consolidated quarterly financial statements and the audit of internal control over financial reporting.	$1,560,156	$ 1,595,628
Audit-Related Fees In 2008 and 2007, fees primarily related to agreed-upon debt compliance procedures, advisory services, comfort procedures and accounting consultations.	$ 604,092	$ 641,640
Tax Fees In 2007, fees related to tax services in Canada.	$ -0-	$ 5,109
All Other Fees	$ -0-	$ -0-

The Audit Committee has the sole authority to retain and terminate the Independent Auditors and to pre-approve any non-audit services performed by such Independent Auditors as set forth in the Audit Committee charter. The authority to grant pre-approvals may be delegated to one or more designated members of the Audit Committee whose decisions will be presented to the full Audit Committee for ratification. Pre-approvals are granted on a case-by-case basis. The Audit Committee pre-approved all engagements of the Independent Auditors to provide audit and non-audit services in 2008 and 2007, including estimates and/or hourly rates proposed under the engagements.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement and respond to questions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2009.

PROPOSAL NO. 3 – ADDITION OF SHARES TO SECOND AMENDED AND

RESTATED LONG-TERM INCENTIVE PLAN AND DIRECTOR EQUITY PLAN

The Human Resources and Compensation Committee approved on March 16, 2009, and the Board recommends to the stockholders for approval, a proposal to amend DTG’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan to add 1,300,000 Shares (the “Share Addition”).

DTG’s Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan, as amended (the “Plan”) was approved by the Board effective December 9, 2008 and included as Exhibit 10.212 to DTG’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2009. The Plan amended and restated the Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Amended and Restated Plan”), which was approved by DTG’s stockholders at DTG’s Annual Meeting of Stockholders on May 20, 2005 and included as Exhibit 10.54 to DTG’s Current Report on Form 8-K filed with the SEC on May 25, 2005. The amendments resulting in the Second Amended and Restated Plan were made to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). These changes did not require stockholder approval. The Plan was amended effective March 31, 2009 to make clear that repricings of options or stock appreciation rights issued under the Plan require stockholder approval, except in the context of certain corporate transactions. This amendment did not require stockholder approval. The description of the Share Addition is qualified in its entirety by the terms of the Second Amendment to the Plan, which is attached hereto as Exhibit A (the “Amendment”).

To address potential stockholder concerns regarding the dilutive impact of equity incentives granted under the Plan, the Board commits to its stockholders, for the three fiscal years commencing January 1, 2009, that it will not grant a number of shares subject to options, stock appreciation rights or stock awards to employees or non-employee directors greater than an average of 3.18% of the number of shares of Common Stock that it believes will be outstanding over such three-year period. For purposes of calculating the number of shares granted in a year, stock awards will count as the equivalent of 1.5 shares.

The Board believes that the Share Addition is in the best interests of the Company because the availability of Shares for future grants under the Plan is important to align the interests of its key employees with those of DTG’s stockholders. As of March 16, 2009, only 106,081 Shares remain available for issuance or transfer under the Plan. If the Share Addition is not approved by the stockholders, (a) the Amendment will not become effective, and (b) the Plan will remain in full force and effect without giving any effect to the Amendment. For more information regarding the Plan and the Amendment, see “Additional Information for Share Addition Proposal” below.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SHARE ADDITION DESCRIBED HEREIN AND IN THE AMENDMENT ATTACHED HERETO AS EXHIBIT A.

BIOGRAPHICAL INFORMATION REGARDING

DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Director Nominees

Below is information concerning each of the nominees for election to the Board, including their name, age, principal occupation or employment during at least the past five years and the period during which such person has served as a director of DTG.

Thomas P. Capo, age 58, has served as a director since November 1997 and Chairman of the Board since October 2003. Mr. Capo was a Senior Vice President and the Treasurer of DaimlerChrysler Corporation from November 1998 to August 2000. From November 1991 to October 1998 he was Treasurer of Chrysler Corporation. Prior to holding these positions, Mr. Capo served as Vice President and Controller of Chrysler Financial Corporation. Mr. Capo is also a director of Cooper Tire & Rubber Company.

Maryann N. Keller, age 65, has served as a director since May 2000. Ms. Keller was President of the Automotive Services unit of priceline.com from July 1999 to November 2000. Prior to joining priceline.com, she was a senior managing director and investment analyst at Furman Selz LLC from 1985 to 1998 and was a financial analyst with ING Barings (which acquired Furman Selz LLC in 1998) from January 1999 to June 1999. Ms. Keller is the President of Maryann Keller & Associates, a consulting firm. Ms. Keller is also a director of Lithia Motors, Inc.

The Honorable Edward C. Lumley, age 69, has served as a director since December 1997. Mr. Lumley has been Vice Chairman of the investment banking firm, BMO Nesbitt Burns (and its predecessors), since August 1994. Mr. Lumley is also a director of Canadian National Railway and BCE Inc.

Richard W. Neu, age 53, has served as a director since February 2006. Mr. Neu served as the interim Chief Financial Officer of DTG from April 2008 until the appointment of Mr. Thompson in May 2008. Mr. Neu was the Chief Financial Officer and Treasurer of Charter One Financial, Inc. from December 1985 to August 2004, was a director of Charter One Financial, Inc. from 1992 to August 2004, and previously worked for KPMG as a Senior Audit Manager. Mr. Neu is also a director of MCG Capital Corporation.

John C. Pope, age 60, has served as a director since December 1997. Mr. Pope has been Chairman of PFI Group, an investment firm, since July 1994. Mr. Pope has also been Chairman of the Board of Waste Management, Inc. since November 2004. Mr. Pope was the Chairman of the Board of MotivePower Industries, Inc. from January 1996 to November 1999 and a director from May 1995 to November 1999. Mr. Pope served as a director and in various executive positions with UAL Corporation and United Airlines, Inc. between April 1988 and July 1994. Mr. Pope is also a director of Con-Way, Inc., Kraft Foods Inc., RR Donnelley & Sons, Inc. and Waste Management, Inc.

Scott L. Thompson, age 50, has served as a director since October 2008 and is the Chief Executive Officer and President of DTG. Prior to serving as Chief Executive Officer and President, Mr. Thompson was a Senior Executive Vice President and Chief Financial Officer of DTG from May 2008 to October 2008. Prior to joining DTG, Mr. Thompson was a consultant to private equity firms from 2005 until May 2008, and was a founder of Group 1 Automotive, Inc., a NYSE and Fortune 500 company, serving as its Senior Executive Vice President, Chief Financial Officer and Treasurer from February 1996 until his retirement in January 2005. Mr. Thompson is non-executive Chairman of the Board of Houston Wire and Cable, a director of Conn’s, Inc., and a member of, and designated as a certified director by, the National Association of Corporate Directors.

Executive Officers

The following sets forth information concerning the executive officers of DTG other than Mr. Thompson (whose information appears above) as of the date of the Proxy, including their name, age, principal occupation and employment during at least the past five years and the period during which such person has served as an executive officer of DTG.

R. Scott Anderson, age 50, is the Senior Executive Vice President, Operations and Global Sales and Marketing of DTG. Prior to his election as a DTG officer in January 2003, Mr. Anderson served in several management positions with Thrifty Rent-A-Car System, Inc. since October 1995, and is its President.

H. Clifford Buster III, age 39, joined DTG in October 2008 and is Executive Vice President and Chief Financial Officer. Mr. Buster previously served as Vice President and Treasurer of Helix Energy Solutions Group, Inc. from March 2006 to October 2008 and in various finance positions with Group 1 Automotive, Inc. from 1998 to 2006, including Vice President and Treasurer.

Rick L. Morris, age 50, is Executive Vice President and Chief Information Officer of DTG, and has served in such capacity since October 2007. Prior to joining DTG, Mr. Morris had been the Chief Information Officer of a division of Capital One Financial Corporation since 2002.

Vicki J. Vaniman, age 52, is Executive Vice President and General Counsel of DTG, and Secretary to the Board. Prior to her election as a DTG officer in January 2003, Ms. Vaniman had been Vice President and General Counsel for Dollar Rent A Car Systems, Inc. since February 1996.

ADDITIONAL INFORMATION FOR SHARE ADDITION PROPOSAL

General Information Regarding Plan

Qualification

The following description of the Plan is a summary and is qualified in its entirety by reference to the terms of the Plan previously filed with the SEC. See “Proposal No. 3-Addition of Shares to Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan.”

Purpose of Plan

The Plan is intended to primarily provide equity-based incentives to officers and key employees of the Company that serve to align their interests with those of stockholders. The purpose is also to attract and retain non-employee directors and to provide compensation in the form of equity to align their interests with those of stockholders.

Duration of Plan

Pursuant to the Plan, no award may be granted under the Plan on or after 10 years from May 25, 2005, the date the Plan was approved by DTG’s stockholders. However, awards previously granted may be exercised in accordance with their terms following the expiration of such 10-year period.

Number of Shares Available

The Plan provides that the maximum number of Shares that may be issued or transferred is 1,455,000 Shares, plus (a) any Shares that remain available for issuance or transfer under the Amended and Restated Plan, and (b) any Shares relating to awards heretofore or hereafter made, whether granted, reserved and outstanding under the Plan, that expire or are forfeited (including Performance Shares (hereinafter defined)) or are cancelled.

As of March 16, 2009, 106,081 Shares remain available for issuance or transfer under the Plan. Of the 1,598,662 Shares reserved under the Plan for outstanding Option Rights, 428,666 Shares are outstanding and exercisable with an average exercise price of $18.08 and an average life of 7.37 years. Full value Shares in the form of Performance Shares, Performance Units and Restricted Stock Units (hereinafter defined) that are reserved or deferred under the Plan total 656,324 Shares.

Shares covered by an award granted under the Plan are not counted as used unless and until they are actually issued and delivered to an Eligible Participant (hereinafter defined). Without limiting the generality of the foregoing, upon payment in cash of the benefit provided by any award granted under the Plan, any Shares that were covered by that award are available for issue or transfer under the Plan.

Notwithstanding anything to the contrary contained in the Plan: (a) Shares tendered in payment of the exercise price of an Option Right are not added to the aggregate plan limit described above, (b) Shares withheld by DTG to satisfy the tax withholding obligation are not added to the aggregate plan limit described above, (c) Shares that are repurchased by DTG with Option Right proceeds are not added to the aggregate plan limit described above, and (d) all Shares covered by an Appreciation Right (hereinafter defined), to the extent that it is exercised and Shares are actually issued to the Eligible Participant upon exercise of the right, are considered issued or transferred pursuant to the Plan. These Shares may be Shares of original issuance or treasury shares or a combination of the foregoing.

Amendment and Termination of Plan

The Board may amend the Plan from time to time without further approval by DTG’s stockholders, except where required by the explicit terms of the Plan, applicable law or the rules and regulations of the NYSE. Except in connection with a corporate transaction involving DTG, the Board will not, without approval of DTG’s stockholders, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the exercise price or base price, respectively. In addition, no Option Right or Appreciation Right will be cancelled and replaced with cash or awards having a lower exercise price or base price without approval of DTG’s stockholders.

The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Eligible Participants or their successors under any awards outstanding under the Plan and not exercised in full on the date of termination.

Administration of Plan

The Plan is administered by the Board, except that the Board has the authority to delegate any or all of its powers under the Plan to a committee or a subcommittee consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the SEC promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Code, and an “independent director” within the meaning of NYSE rules and regulations, as constituted from time to time. The Board has delegated to the Human Resources and Compensation Committee its administrative powers under the Plan, and references to actions or determinations of the Board throughout this description of the Plan will be deemed to be references to the Human Resources and Compensation Committee.

The Board is authorized to interpret the Plan and related agreements and other documents.

The Board is also authorized to accelerate the vesting or lapse of forfeiture conditions under the Plan. For example, in case of separation from service by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances of an Eligible Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Shares of Restricted Stock (hereinafter defined) as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the restriction period has not been completed, or any Performance Shares or Performance Units (hereinafter defined) which have not been fully earned, or any other awards made pursuant to the Plan subject to any vesting schedule or transfer restriction, or who holds Shares subject to any other transfer restriction imposed pursuant to the Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse, or the time when such restriction period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned, or the time when such transfer restriction will terminate, or may waive any other limitation or requirement under any such award, so long as the acceleration or waiver does not result in a violation of applicable law.

Eligibility

The individuals who are eligible to participate in the Plan are those persons who are selected by the Board to receive awards and who are at the time: (a) officers and key employees of the Company, (b) non-employee directors of DTG, or (c) persons who have agreed to commence serving in any such capacities within 90 days of the date of grant (collectively, the “Eligible Participants”).

The number of Eligible Participants is presently estimated to be approximately 23 persons. In addition to determining who will receive awards, the Board also determines the number of Shares subject to such awards.

Awards Under Plan

The Plan permits grants of any or all of the following types of awards:

•	rights to purchase Common Stock upon exercise of options (“Option Rights”);

•	rights granted in tandem with Option Rights (“Tandem Appreciation Rights”);

•	rights not granted in tandem with Option Rights (“Free-Standing Appreciation Rights”; and collectively with Tandem Appreciation Rights, “Appreciation Rights”);

•	Common Stock as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired (“Restricted Stock”);

•	rights to receive Common Stock or cash at the end of a specified period (“Restricted Stock Units”);

•	performance shares that become Common Stock upon achievement of performance objectives (“Performance Shares”);

•	performance units equivalent to $1.00 each or such other value as is determined by the Board upon achievement of performance objectives (“Performance Units”); and

•	other awards that may be denominated or payable in or otherwise based on or related to Common Stock or factors that may influence the value of Common Stock.

All grants of awards under the Plan are evidenced by an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms of the awards granted.

Option Rights

Under the Plan, the Board is authorized to grant to Eligible Participants Option Rights that entitle the Eligible Participants to purchase Common Stock at a price not less than the market value per Share on the date of grant. The purchase price for Shares of Common Stock subject to the Option Right is payable (a) in cash at the time of exercise, (b) by the transfer to DTG of Common Stock owned by the Eligible Participant for at least six months (or such shorter period as may be possible without triggering negative accounting treatment) having a value at the time of exercise equal to the option price, (c) with other legal consideration that the Board may deem appropriate on such basis as the Board may determine in accordance with the Plan, or (d) by a combination of such payment methods. No fractional Shares of Common Stock will be issued or accepted.

The Board reserves the discretion at or after the date of grant to provide for (a) the payment of a cash bonus at the time of exercise, (b) to the extent allowed by applicable law, the availability of a loan at exercise, and (c) the right to tender in satisfaction of the option price nonforfeitable, unrestricted Common Stock already owned by the Eligible Participant having a value at the time of exercise that is equal to the option price. Additionally, the Board may substitute, without receiving the Eligible Participant’s permission, Appreciation Rights paid only in Common Stock (or Appreciation Rights paid in Common Stock or cash at the Board’s discretion) for outstanding Option Rights.

No Option Right may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with the Company that is necessary before the Option Rights will become exercisable. A grant of Option Rights may provide for the earlier vesting of such Option Rights in the event of a Change in Control (as defined in the Plan) of DTG.

Any grant of Option Rights may specify management objectives (described below) that must be achieved as a condition to the exercise of such rights, in which case such grant will specify that, before the Option Rights will become exercisable, the Board must certify that the management objectives have been satisfied.

The following table sets forth the amount of Option Rights previously received by each current director and named executive officer; all current executive officers as of the date of this Proxy Statement as a group; all current directors as of the date of this Proxy Statement, who are not executive officers, as a group; each nominee for election as a director; each other person who received or is to receive 5% of such Option Rights; and all employees, including all current officers who are not executive officers as of the date of this Proxy Statement, as a group.

Name and Principal Position	Date of Grant	Exercise Price ($)	Number of Options Granted (#)	Number of Options Outstanding (#)
Scott L. Thompson, Chief Executive Officer and President	May 2008 October 2008	13.98 0.97	87,500 197,500	87,500 197,500
R. Scott Anderson, Senior Executive Vice President	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008 October 2008	20.50 10.50 19.1875 19.375 11.45 24.38 0.97	35,900 15,400 14,300 25,800 25,800 12,054 125,000	-0- -0- 14,300 25,800 -0- 12,054 125,000
H. Clifford Buster III, Executive Vice President and Chief Financial Officer	October 2008	0.77	100,000	100,000
Vicki J. Vaniman, Executive Vice President and General Counsel	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008 October 2008	20.50 10.50 19.1875 19.375 11.45 24.38 0.97	15,200 6,900 6,200 9,800 10,000 14,947 45,000	-0- -0- -0- -0- -0- 14,947 45,000
James S. Duffy, Regional Vice President, Operations (1)	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008 October 2008	20.50 10.50 19.1875 19.375 11.45 24.38 0.97	7,400 2,900 2,700 5,700 5,800 13,260 45,000	-0- -0- -0- -0- -0- 13,260 45,000
Gary L. Paxton, Former Director, Chief Executive Officer and President (1)	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008	20.50 10.50 19.1875 19.375 11.45 24.38	75,800 30,000 28,000 39,300 39,300 100,289	-0- -0- 28,000 39,300 39,300 100,289

Name and Principal Position	Date of Grant	Exercise Price ($)	Number of Options Granted (#)	Number of Options Outstanding (#)
Steven B. Hildebrand, Former Senior Executive Vice President and Chief Financial Officer (1)	January 1998 September 1998 September 1999 September 2000 November 2001	20.50 10.50 19.1875 19.375 11.45	59,300 23,200 21,500 28,200 28,200	-0- -0- 18,200 28,200 -0-
John J. Foley, Former Senior Executive Vice President and Chief Operating Officer (1)	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008	20.50 10.50 19.1875 19.375 11.45 24.38	41,100 17,000 15,300 24,800 25,400 45,404	-0- -0- 15,300 24,800 25,400 -0-
All current executive officers as a group (includes Mr. Morris and excludes Messrs. Paxton, Hildebrand, Foley and Duffy) (1)	January 1998 September 1998 September 1999 September 2000 November 2001 January 2008 May 2008 October 2008 October 2008	20.50 10.50 19.1875 19.375 11.45 24.38 13.98 0.97 0.77	51,100 22,300 20,500 35,600 35,800 34,716 87,500 412,500 100,000	-0- -0- 14,300 25,800 -0- 34,716 87,500 412,500 100,000
Thomas P. Capo, Director and Director Nominee	September 2000 May 2001 May 2002	19.6875 23.90 23.20	3,644 5,000 5,000	-0- -0- -0-
Maryann N. Keller, Director and Director Nominee	May 2000 May 2001 May 2002	17.6875 23.90 23.20	5,000 5,000 5,000	-0- -0- -0-
The Hon. Edward C. Lumley, Director and Director Nominee	January 1998 May 1999 May 2000 May 2001 May 2002	20.50 21.1875 17.6875 23.90 23.20	3,000 5,000 5,000 5,000 5,000	-0- 5,000 5,000 5,000 5,000
Richard W. Neu, Director, Director Nominee and Former Interim Chief Financial Officer	-0-	-0-	-0-	-0-
John C. Pope, Director and Director Nominee	January 1998 May 1999 May 2000 May 2001 May 2002	20.50 21.1875 17.6875 23.90 23.20	3,000 5,000 5,000 5,000 5,000	-0- -0- 5,000 5,000 5,000

Name and Principal Position	Date of Grant	Exercise Price ($)	Number of Options Granted (#)	Number of Options Outstanding (#)
Edward L. Wax, Director	January 1998 May 1999 May 2000 May 2001 May 2002	20.50 21.1875 17.6875 23.90 23.20	3,000 5,000 5,000 5,000 5,000	-0- 5,000 5,000 5,000 5,000
All current directors who are not executive officers as a group (1)	January 1998 May 1999 May 2000 September 2000 May 2001 May 2002	20.50 21.1875 17.6875 19.6875 23.90 23.20	9,000 15,000 20,000 3,644 25,000 25,000	-0- 10,000 15,000 -0- 15,000 15,000
All employees, including all current officers who are not executive officers, as a group (1)

January 1998

April 1998

May 1998

September 1998

January 1999

February 1999

September 1999

October 1999

September 2000

November 2000

January 2001

April 2001

May 2001

November 2001

January 2008

March 2008

May 2008

October 2008

		20.50 20.50 16.2681 10.50 13.0625 12.875 19.1875 18.375 19.375 15.25 17.98 22.10 23.05 11.45 24.38 24.38 24.38 0.97	942,700 11,020 17,510 386,300 1,400 15,000 369,900 8,700 547,100 6,400 6,700 1,600 1,300 522,500 106,319 7,234 12,297 350,000	-0- -0- -0- -0- -0- -0- 9,801 -0- 59,666 -0- -0- -0- 1,300 24,299 79,077 5,546 10,368 340,000

(1)        We have provided information on grants to Messrs. Paxton, Hildebrand, Foley and Duffy as individuals because each is included as a “named executive officer” in the “Summary Compensation Table” below. However, in the “all other executive officers as a group” row, we have excluded Messrs. Paxton, Hildebrand and Foley as they are no longer employed with the Company. In addition, we have excluded Mr. Duffy from this category as he is not currently serving as an executive officer of the Company and have included Mr. Morris as a current executive officer, although not a named executive officer.

It is not possible to determine the amount of Option Rights that may be granted in the future under the Plan because the grant of Option Rights is discretionary.

Appreciation Rights

Under the Plan, the Board may authorize the granting to Eligible Participants of Tandem Appreciation Rights in respect of Option Rights and Free-Standing Appreciation Rights. A Tandem Appreciation Right is a right, exercisable by surrender of the related Option Right, to receive from DTG an amount determined by the Board which will be expressed as a percentage of the spread (not to exceed 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights.

A Free-Standing Appreciation Right will be a right of the Eligible Participant to receive from DTG an amount determined by the Board, which will be expressed as a percentage of the spread (not to exceed 100%) at the time of exercise. Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by DTG in cash, in Common Stock, or in any combination thereof, and may either grant to the Eligible Participant or retain in the Board the right to elect among those alternatives. Any grant of Appreciation Rights may specify management objectives that must be achieved as a condition to the exercise of such rights, in which case such Appreciation Rights will specify that, before the Appreciation Rights will become exercisable, the Board must certify that the management objectives have been satisfied.

Restricted Stock

Under the Plan, the Board may authorize the grant or sale of Restricted Stock to Eligible Participants. A grant or sale of Restricted Stock involves the immediate transfer by DTG to an Eligible Participant of ownership of a specific number of Shares in consideration of the performance of services. The Eligible Participant is entitled immediately to voting, dividend and other ownership rights in such Shares. Restricted Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period of not less than three years (which may include pro-rata or graded vesting over such period) to be determined by the Board at the date of grant and may provide for the earlier lapse of such substantial risk of forfeiture in the event of a Change in Control of DTG. Any grant of Restricted Stock may specify management objectives, which, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Such grant or sale will specify that, before the Restricted Stock will be earned and paid, the Board must certify that the management objectives have been satisfied.

Restricted Stock Units

Under the Plan, the Board may authorize the granting or sale of Restricted Stock Units to Eligible Participants. A grant or sale of Restricted Stock Units constitutes an agreement by DTG to deliver Common Stock or cash to the Eligible Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during a restriction period as the Board may specify. During the restriction period, the Eligible Participant has no right to transfer any rights under his or her award and no right to vote such Restricted Stock Units, but the Board may, on the date of grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Stock. A grant or sale of Restricted Stock Units made to an Eligible Participant who is (a) an officer or other key employee will be subject to a restriction period of not less than three years (which may include pro-rata or graded vesting over such period), or (b) a non-employee director or not an officer or other key employee will be subject to a restriction period of at least six months, as determined by the Board on the date of grant, except that the Board may provide for a shorter restriction period in the event of a Change in Control of DTG.

Performance Shares and Performance Units

Under the Plan, the Board may authorize the granting of Performance Shares and Performance Units that will become payable to an Eligible Participant upon achievement of specified management objectives to be met within a specified period (the “Performance Period”). Further, on or before the date of grant, in connection with the establishment of management objectives, the Board may exclude the impact on performance of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the SEC. The Performance Period will be a period of time not less than six months, except in the case of a Change in Control of DTG, if the Board shall so determine. A minimum level of acceptable achievement will also be established by the Board. If by the end of the Performance Period, the Eligible Participant has achieved the specified management objectives, the Eligible Participant will be deemed, subject to certification by the Board, to have fully earned the Performance Shares or Performance Units. If the Eligible Participant has not achieved the management objectives, but has attained or exceeded the predetermined minimum level of acceptable achievement, the Eligible Participant will be deemed, subject to certification by the Board, to have partly earned the Performance Shares or Performance Units in accordance with a predetermined formula.

The Plan requires that the Board establish “management objectives” for purposes of Performance Shares and Performance Units. When so determined, Option Rights, Appreciation Rights, Restricted Stock, other awards under the Plan or dividend credits may also specify management objectives. Management objectives may be described in terms of either Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or subsidiary, division, department, region or function within the Company. Management objectives applicable to any award to an Eligible Participant who is, or is determined by the Board likely to become, a “covered employee” within the meaning of Section 162(m) of the Code, will be limited to specified levels of or growth in one or more of the following criteria: (a) earnings before interest and taxes, (b) earnings before interest, taxes, depreciation and amortization, (c) net income, (d) revenues, (e) earnings per share, (f) pre-tax profit, (g) pre-tax profit margin, (h) cash flow, (i) return on equity, (j) return on investment, (k) return on assets, (l) stock price, (m) total shareholder return, (n) economic value added, (o) performance against business plan, (p) customer service, (q) market share, (r) profit per vehicle, (s) employee satisfaction, (t) quality, and (u) vehicle utilization. Although any of these criteria may be used as performance criteria for awards, in general the Board has tended to utilize the following performance criteria: total shareholder return, market share, customer satisfaction and customer retention. If the Board determines that a change in the business, operations, corporate structure or capital structure of DTG, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, notwithstanding any loss of deduction under Section 162(m) of the Code to DTG, the Board may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable. Any grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the management objectives have been satisfied.

Awards to Non-Employee Directors

Under the Plan, the Board may, in its discretion, authorize the granting or sale to non-employee directors of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under the Plan. Non-employee directors are not eligible to receive Performance Shares or Performance Units under the Plan. Each grant or sale of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards to non-employee directors will generally be upon terms and conditions as described herein.

Other Awards

Under the Plan, the Board may, subject to limitations under applicable law, grant to any Eligible Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock or factors that may influence the value of such Common Stock (including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or any other factors determined by the Board, and awards valued by reference to the book value of Common Stock or the value of securities of, or the performance of specified subsidiaries of DTG or affiliates or other business units of DTG). The Board will determine the terms and conditions of these awards. Common Stock delivered pursuant to these types of awards will be purchased for such consideration, by such methods and in such forms as the Board determines. Cash awards, as an element of or supplement to any other award granted under the Plan, may also be granted. The Board may also grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as are determined by the Board.

Restrictions on Awards Under Plan

Transferability

Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan is transferable by an Eligible Participant except upon death, by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights are exercisable during the Eligible Participant’s lifetime only by him or her or by his or her guardian or legal representative. The Board may specify at the date of grant that part or all of the Common Stock that is (a) to be issued or transferred by DTG upon exercise of Option Rights or Appreciation Rights, upon termination of the restriction period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units, or (b) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in the Plan with respect to Restricted Stock, will be subject to further restrictions on transfer.

Adjustments

The number of Shares covered by outstanding awards under the Plan and, if applicable, the price per Share applicable thereto, are subject to adjustment in the event of stock dividends, stock splits, combinations of Shares, recapitalizations, mergers, consolidations, spin-offs, reorganizations, liquidations, issuances of rights or warrants, and similar events. In the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the number of Shares available under the Plan and the other limitations contained in the Plan as the Board may determine appropriate to reflect any transaction or event described above.

Resale

Eligible Participants who are reporting persons reselling Shares acquired under the Plan may only resell (unless they are a party to a trading plan pursuant to the safe harbor provided by Exchange Act Rule 10b5-1) during DTG-imposed window periods and only in compliance with the limitations of SEC Rule 144 (other than the holding period requirements which are not applicable because the Shares have been registered).

Incentive Option Rights

Pursuant to the Plan, the aggregate number of Shares of Common Stock actually issued or transferred by DTG upon the exercise of incentive Option Rights shall not exceed 1,500,000 Shares of Common Stock.

Option Rights

Pursuant to the Plan, in no event may an Eligible Participant in any calendar year be granted Option Rights in excess of 285,000 Shares of Common Stock.

Appreciation Rights

Pursuant to the Plan, in no event may any Eligible Participant in any calendar year be granted Appreciation Rights for more than 285,000 Shares of Common Stock.

Performance Shares

Pursuant to the Plan, in no event may any Eligible Participant in any calendar year be granted Performance Shares in excess of 160,000 Shares of Common Stock.

Performance Units

Pursuant to the Plan, in no event may any Eligible Participant in any calendar year be granted Performance Units that specify management objectives having an aggregate maximum value as of their respective dates of grant in excess of $7,100,000.

Restricted Stock

Pursuant to the Plan, in no event may any Eligible Participant in any calendar year be granted Restricted Stock in excess of 80,000 Shares of Common Stock.

Restricted Stock Units

Pursuant to the Plan, in no event may any Eligible Participant in any calendar year be granted Restricted Stock Units in excess of 80,000 Shares of Common Stock.

Withholding Taxes

To the extent that DTG is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Eligible Participant or other person under the Plan, and the amounts available to DTG for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Eligible Participant or such other person make arrangements satisfactory to DTG for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit.

Compliance with Section 409A

The Plan is affected by Section 409A of the Code (“Section 409A”). Section 409A was enacted as part of the American Jobs Creation Act of 2004 and was effective on January 1, 2005. Section 409A provides rules governing deferred compensation. Awards granted in the future under the Plan are intended to comply with the requirements of the final Section 409A regulations and related Internal Revenue Service guidance. See “Executive Compensation-Compensation Discussion and Analysis-Impact of Accounting and Tax Treatment on Compensation-Compliance with Section 409A” below.

Federal Income Tax Consequences

General

DTG believes that based on federal income tax laws in effect on January 1, 2009, the following are the federal income tax consequences generally arising with respect to options granted under the Plan. The following summary provides only a general description of the application of federal income tax laws to options under the Plan, but does not address the effects of foreign, state and local tax laws.

Non-Qualified Option Rights

In general, (i) no income will be recognized by an Eligible Participant at the time a non-qualified Option Right is granted, (ii) at the time of exercise of a non-qualified Option Right, ordinary income will be recognized by the Eligible Participant in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares, if unrestricted, on the date of exercise, and (iii) at the time of sale of Shares acquired pursuant to the exercise of a non-qualified Option Right, appreciation (or depreciation) in value of the Shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the Shares have been held.

Incentive Option Rights

No income generally will be recognized by an Eligible Participant upon the grant or exercise of an incentive Option Right. The exercise of an incentive Option Right, however, may result in alternative minimum tax liability. If Common Stock is issued to the Eligible Participant pursuant to the exercise of an incentive Option Right, and if no disqualifying disposition of such Shares is made by such Eligible Participant within two years after the date of grant or within one year after the transfer of such Shares to the Eligible Participant, then upon sale of such Shares, any amount realized in excess of the option price will be taxed to the Eligible Participant as a long-term capital gain and any loss sustained will be a long-term capital loss. If Common Stock acquired upon the exercise of an incentive Option Right is disposed of prior to the expiration of either holding period described above, the Eligible Participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such Shares at the time of exercise (or, if less, the amount realized on the disposition of such Shares if a sale or exchange) over the option price paid for such Shares. Any further gain (or loss) realized by the Eligible Participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Tax Consequences to the Company

To the extent that an Eligible Participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Certain Beneficial Owners

The following table sets forth certain information as of March 16, 2009 with respect to each person known by DTG to beneficially own more than 5% of the outstanding Shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
T. Rowe Price Associates, Inc. (2) 100 East Pratt Street Baltimore, Maryland 21202	2,231,640	10.29%
Prescott Group Capital Management, L.L.C. (3) 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	1,982,400	9.14%
MSD Capital, L.P. (4) MSD SBI, L.P. 645 Fifth Avenue, 21st Floor New York, New York 10022	1,805,800	8.33%
Evercore Asset Management, LLC (5) 55 East 52nd Street, 36th Floor New York, New York 10055	1,691,750	7.80%
Dimensional Fund Advisors LP (6) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,474,463	6.80%
Barclays Global Investors, NA (7) Barclays Global Fund Advisors 400 Howard Street San Francisco, California 94105	1,380,984	6.37%

______________________

(1)	Based on 21,684,424 Shares outstanding as of March 16, 2009.

(2)

The Shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the Shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such Shares; however, Price Associates expressly disclaims beneficial ownership of such Shares.

(3)

The Shares are owned by Prescott Group Aggressive Small Cap, L.P. (“Prescott Small Cap”) and Prescott Group Aggressive Small Cap II, L.P. (together with Prescott Small Cap, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund (the “Master Fund”), of which the Small Cap Funds are general partners. Prescott Group Capital Management, L.L.C. (“Prescott Capital”), an investment adviser whose principal is Mr. Phil Frohlich, serves as the general partner of the Small Cap Funds and may direct them to direct the vote and disposition of the Shares held by the Master Fund. For purposes of the reporting requirements of the Exchange Act, Mr. Frohlich is also deemed to be a beneficial owner of the Shares based on his ability to direct the vote and disposition of the Shares.

(4)	MSD SBI, L.P. (“SBI”) is the record and direct beneficial owner of the Shares and MSD Capital, L.P. is the general partner of SBI.

(5)

Evercore Asset Management, LLC beneficially owns the Shares as investment adviser for purposes of the reporting requirements of the Exchange Act and has shared voting power and sole dispositive power with respect thereto.

(6)

The Shares are owned by various individual and institutional investors for which Dimensional Fund Advisors LP (“Dimensional”) serves as investment adviser with power to direct investments and/or sole power to vote the Shares. For purposes of the reporting requirements of the Exchange Act, Dimensional is deemed to be a beneficial owner of such Shares; however, Dimensional expressly disclaims beneficial ownership of such Shares.

(7)

Barclays Global Investors, NA beneficially owns 815,047 Shares (or 3.76% of the Class) as a bank for purposes of the reporting requirements of the Exchange Act and has sole voting power with respect to 677,088 Shares and sole dispositive power with respect to 815,047 Shares. Barclays Global Fund Advisors beneficially owns 565,937 Shares (or 2.61% of the Class) as investment adviser for purposes of the reporting requirements of the Exchange Act and has sole voting and dispositive power with respect thereto. The Shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

Directors, Director Nominees and Executive Officers

The following table sets forth certain information as of March 16, 2009, with respect to the number of Shares owned by (a) each director nominee of DTG, (b) Edward L. Wax, a current director of DTG who has not been nominated for re-election at the Annual Meeting of Stockholders as he will retire on that date, (c) each named executive officer of DTG, and (d) all current directors and named executive officers of DTG as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Thomas P. Capo	38,495 (3)	Less than 1%
Maryann N. Keller	33,996 (4)	Less than 1%
The Hon. Edward C. Lumley	62,268 (5)	Less than 1%
Richard W. Neu	34,791 (6)	Less than 1%
John C. Pope	61,810 (7)	Less than 1%
Scott L. Thompson	-- (8)	--
Edward L. Wax	65,748 (9)	Less than 1%
R. Scott Anderson	71,728 (10)	Less than 1%
H. Clifford Buster III	-- (11)	--
James S. Duffy	8,481 (12)	Less than 1%
Vicki J. Vaniman	25,961(13)	Less than 1%
All directors and named executive officers as a group	403,278	1.86%

_______________________

(1)

The SEC deems a person to have beneficial ownership of all shares that such person has the right to acquire within 60 days. Accordingly, Shares subject to options exercisable within 60 days are included in this column. Restricted Stock Units that are to be settled in stock or may be settled in cash or stock at the option of the holder are only included in this column if they vest within 60 days. Restricted Stock Units that have been granted but not included in this column are identified below.

(2)	Based on 21,684,424 Shares outstanding as of March 16, 2009.

(3)	Consists of 38,495 Shares subject to a deferral agreement between DTG and Mr. Capo. Not included are 28,455 Restricted Stock Units that vest on December 31, 2009.

(4)	Consists of 33,996 Shares subject to a deferral agreement between DTG and Ms. Keller. Not included are 28,455 Restricted Stock Units that vest on December 31, 2009.

(5)	Consists of (i) 42,268 Shares owned by Mr. Lumley, and (ii) 20,000 Shares subject to options.

(6)	Consists of 34,791 Shares subject to a deferral agreement between DTG and Mr. Neu.

(7)

Consists of (i) 6,000 Shares owned by Mr. Pope, (ii) 40,810 Shares subject to a deferral agreement between DTG and Mr. Pope, and (iii) 15,000 Shares subject to options. Not included are 28,455 Restricted Stock Units that vest on December 31, 2009.

(8)

Not included are (i) 13,550 Restricted Stock Units that will vest on May 22, 2012, (ii) 50,000 Restricted Stock Units, a third of which will vest on each of October 13, 2009, October 13, 2010, and October 13, 2011, and (iii) 285,000 Shares subject to options, 197,500 of which one-third will vest on each of October 31, 2009, October 31, 2010, and October 31, 2011, 35,800 which will vest on May 22, 2011, and 51,700 which will vest on May 22, 2012.

(9)

Consists of (i) 6,200 Shares owned by Mr. Wax, (ii) 39,548 Shares subject to a deferral agreement between DTG and Mr. Wax, and (iii) 20,000 Shares subject to options. Not included are 10,447 Restricted Stock Units that vest on December 31, 2009.

(10)

Consists of (i) 31,409 Shares owned by the trust of Mr. Anderson’s spouse, (ii) 219 Shares held in DTG’s 401(k) Plan, and (iii) 40,100 shares subject to options. Not included are 137,054 Shares subject to options, 12,054 of which will vest on January 31, 2011 and 125,000 of which one-third will vest on each of October 31, 2009, October 31, 2010, and October 31, 2011.

(11)	Not included are 100,000 Shares subject to options, one-third of which will vest on each of October 31, 2009, October 31, 2010, and October 31, 2011.

(12)

Consists of (i) 6,400 Shares owned by Mr. Duffy; (ii) 1,871 Shares subject to a deferral agreement between DTG and Mr. Duffy, and (iii) 210 Shares held in DTG’s 401(k) Plan. Not included are 58,260 Shares subject to options, 13,260 of which will vest on January 31, 2011, and 45,000 of which one-third will vest on each of October 31, 2009, October 31, 2010, and October 31, 2011.

(13)

Consists of (i) 3,319 Shares owned by Ms. Vaniman’s trust, (ii) 21,704 Shares subject to a deferral agreement between DTG and Ms. Vaniman, and (iii) 938 shares held in DTG’s 401(k) Plan. Not included are 59,947 Shares subject to options, 14,947 of which will vest on January 31, 2011, and 45,000 of which one-third will vest on each of October 31, 2009, October 31, 2010, and October 31, 2011.

INDEPENDENCE, MEETINGS, COMMITTEES AND

COMPENSATION OF THE BOARD OF DIRECTORS

Independence

The Board has determined that all of the director nominees, other than Chief Executive Officer and President Scott L. Thompson, who is an employee of DTG, are “independent” as defined by DTG policy and NYSE rules and regulations. Specifically, the Board’s determinations of director independence were made in accordance with the categorical standards for director independence reflected in DTG’s Corporate Governance Policy adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

As a part of its review of the independence of directors, the Board considered the relationship of DTG with BMO Nesbitt Burns, where The Honorable Edward C. Lumley serves as Vice Chairman. Since 1999, BMO Nesbitt Burns has structured the financing for DTG’s Canadian vehicles. BMO Nesbitt Burns was selected after a review of multiple financing proposals from other lenders. Mr. Lumley has no involvement with this financing and none of his compensation at BMO Nesbitt Burns relates to this program. In addition, Mr. Lumley is not in a management position at BMO Nesbitt Burns. The Board also considered the amounts of various fees and interest payable by DTG to BMO Nesbitt Burns. The Board then applied its categorical standards for independence and determined that DTG’s relationship with BMO Nesbitt Burns was in the ordinary course of business, and that because Mr. Lumley had no involvement in the financing, he would be treated as an independent director of DTG. The Board also considered Mr. Neu’s interim service as acting Chief Financial Officer during the period from April 1, 2008 through May 23, 2008. Due to the limited nature and scope of Mr. Neu’s service and consistent with NYSE guidance relating to directors’ service as interim officers of a listed company, the Board concluded that Mr. Neu’s service as acting Chief Financial Officer did not impair his independence.

Meetings and Committees

The Board has established certain standing committees, which are comprised solely of independent directors, to consider designated matters. These committees of the Board are: the Governance Committee, the Audit Committee, the Human Resources and Compensation Committee and the Finance Committee. The Board annually selects from its members the members and chairman of each committee. The following table sets forth the number of Board and committee meetings (including teleconference meetings) held in 2008, the members of each committee and the chairman of each committee:

Director	Board	Governance	Audit	Human Resources and Compensation	Finance
Molly Shi Boren (1)	X	X		X
Thomas P. Capo (2)	X	X	X	X	X
Maryann N. Keller (3)	X		X	X	X
The Hon. Edward C. Lumley (4)	X	X		X
Richard W. Neu (5)	X		X		X
John C. Pope (6)	X	X		X	X
Scott L. Thompson	X
Edward L. Wax	X	X	X
Meetings Held in 2008	20	5	10	8	8

____________________

(1)	Ms. Boren’s service on the Board ended on May 14, 2008.

(2)	Mr. Capo is Chairman of the Board, presiding director, chairman of the Finance Committee, and is an ex-officio member of all other Board committees.

(3)	Ms. Keller served as the chairman of the Audit Committee from April 1, 2008 until May 23, 2008.

(4)	Mr. Lumley is the chairman of the Human Resources and Compensation Committee.

(5)

Mr. Neu was the chairman of the Audit Committee from May 17, 2007 through March 31, 2008. Effective April 1, 2008, he was elected the interim Chief Financial Officer of DTG and served in such position until May 23, 2008. He is the chairman of the Audit Committee and has served in such position since May 23, 2008.

(6)	Mr. Pope is the chairman of the Governance Committee.

In 2008, each director, other than Ms. Boren, attended 75% or more of the total of all meetings held by the Board and the committees on which he or she served, and the average attendance level for all Board and committee meetings was approximately 96%. Ms. Boren attended 57% of the total meetings held by the Board and the committees on which she served in 2008 through May 14, 2008, the date her service ended.

The Board has adopted a Corporate Governance Policy and charters for each of the Board committees. The Corporate Governance Policy and each charter are located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.” DTG will provide a copy of the Corporate Governance Policy and each charter to any stockholder upon request.

At each regularly scheduled meeting of the Board, the non-management directors of DTG meet in executive session without members of management present. These sessions are presided over by the independent Chairman of the Board, Thomas P. Capo.

Interested parties may communicate with the Chairman of the Board and with the independent directors in the manner described below under “Communications with Stockholders.”

Attendance at Annual Meetings of Stockholders

It is DTG policy that all directors should attend the Annual Meeting of Stockholders. All of the DTG directors attended the Annual Meeting of Stockholders held on May 15, 2008.

Governance Committee

Independence and Charter

The Governance Committee is as of the date of this Proxy Statement comprised of four independent directors, Thomas P. Capo (an ex-officio member), Edward C. Lumley, John C. Pope (chairman) and Edward L. Wax. Each of the members is “independent” as defined by DTG policy and NYSE rules and regulations.

The Governance Committee evaluates the organization, function and performance of the Board and its committees, the qualifications for director nominees and matters involving corporate governance. A more detailed description of the Governance Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Consideration and Evaluation of Director Nominees

The Governance Committee will consider director nominees recommended by stockholders. Director nominations by stockholders may be submitted at the times and in the manner described below under “Stockholder Proposals and Director Nominations for Next Annual Meeting.”

The Governance Committee believes that the following qualities or skills are necessary for DTG directors to possess and reviews the same when recommending to the Board nominees for election as directors:

1.	the nominee generally should be independent as defined by DTG policy and NYSE rules and regulations;

2.	the nominee should have the ability to apply independent judgment to a business situation;

3.	the nominee should have the ability to represent broadly the interests of all of DTG’s stockholders and constituencies;

4.	the nominee must be free of any conflicts of interest that would interfere with the nominee’s loyalty to DTG and its stockholders;

5.	the nominee should have practical or academic experience in business, economics, government or the sciences, and ideally 15 or more years of experience including management responsibilities; and

6.	the nominee should have the time to be an active member of the Board, as well as a member of one or more Board committees.

Following the above criteria, the Governance Committee may identify and recommend to the Board qualified nominees for election as directors through various sources, including (a) members of the Board, (b) stockholders, and (c) search firms (which may be paid a fee), as needed. No fees were paid to any third party to evaluate or assist in identifying potential nominees for election in 2009. There will be no difference in the manner in which the Governance Committee evaluates director nominees if the nominees are recommended by stockholders.

Audit Committee

Independence and Charter

The Audit Committee is comprised of four independent directors, Thomas P. Capo (an ex-officio member), Maryann N. Keller, Richard W. Neu (chairman), and Edward L. Wax. Each of the members is “independent” as defined by DTG policy and NYSE rules and regulations, and each of them is also “financially literate” as required by NYSE rules and regulations. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act.

The Audit Committee appoints the Independent Auditors, reviews and approves their fees for audit and non-audit services, and reviews the scope and results of audits performed by the Independent Auditors and by DTG’s internal auditors. It also reviews corporate compliance matters and reviews the Company’s system of internal accounting controls, its significant accounting policies and its financial statements and related disclosures. A more detailed description of the Audit Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Audit Committee Financial Experts

The Board has determined that each of Thomas P. Capo, Maryann N. Keller, and Richard W. Neu is an “audit committee financial expert,” as defined by the SEC.

Human Resources and Compensation Committee

Independence and Charter

The Human Resources and Compensation Committee is comprised of four independent directors, Thomas P. Capo (an ex-officio member), Maryann N. Keller, Edward C. Lumley (chairman) and John C. Pope. Each of the members is “independent” as defined by DTG policy and NYSE rules and regulations.

The Human Resources and Compensation Committee makes recommendations to the Board regarding DTG’s executive compensation program, as well as generally reviewing the human resources area for the Company, including its management development and succession. As a part of its executive compensation function, it approves salaries, retirement benefits, incentive compensation awards and equity incentive grants for officers and senior executives, as well as corporate goals under performance based compensation plans. A more detailed description of the Human Resources and Compensation Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Processes and Procedures for Consideration and Determination of Executive and Director Compensation

The Human Resources and Compensation Committee annually reviews the performance of all officers. Executive officers also contribute to this review process by discussing executive performance with the Human Resources and Compensation Committee. The Human Resources and Compensation Committee makes all decisions regarding cash and equity awards for all officers of the Company after consultation with the other independent directors. The Human Resources and Compensation Committee also reviews the performance and pay of the Chief Executive Officer and discusses its review with the Board. As part of its compensation reviews, the Human Resources and Compensation Committee uses data obtained by Towers Perrin, its independent compensation consultant. The independent compensation consultant is engaged directly by the Human Resources and Compensation Committee and, in general, compiles information for and makes presentations to the Human Resources and Compensation Committee, and reviews compensation plans proposed by DTG. It should be noted that Tillinghast, a business unit of Towers Perrin, performs separate work for DTG in relation to the valuation of insurance reserves. This relationship and the work performed by Tillinghast are unrelated to the work performed by Towers Perrin at the request of the Human Resources and Compensation Committee. All Towers Perrin or Tillinghast work for DTG must be pre-approved by the Human Resources and Compensation Committee.

The Human Resources and Compensation Committee also reviews the compensation for the Board and its committees. In recommending such compensation to the Board, the Human Resources and Compensation Committee utilizes comparable data furnished by Towers Perrin.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of DTG’s Chairman of the Board, Chief Executive Officer and Vice President-Human Resources. Such meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer and the Vice President-Human Resources. At each meeting, the Human Resources and Compensation Committee also meets in executive session. The Chairman of the Human Resources and Compensation Committee reports the committee’s recommendations on executive compensation to the Board. Independent advisors and DTG’s human resources department support the Human Resources and Compensation Committee in its duties and such department may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under its charter to retain, approve fees for and terminate consulting firms as it deems necessary to assist in the fulfillment of its responsibilities.

Compensation Committee Interlocks and Insider Participation

Directors Edward C. Lumley, Human Resources and Compensation Committee chairman, John C. Pope, Maryann N. Keller, Thomas P. Capo (ex officio) and Molly Shi Boren (now retired) served as members of the Human Resources and Compensation Committee in 2008. None of the above-named directors have ever been an officer or employee of DTG or has had any relationship requiring disclosure by DTG as a related party transaction.

Finance Committee

Independence and Charter

The Finance Committee is comprised of four independent directors, Thomas P. Capo (Chairman), Maryann N. Keller, Richard W. Neu, and John C. Pope. Each of the members is “independent” as defined by DTG policy and NYSE rules and regulations.

The Finance Committee reviews with the Company the Company’s liquidity position and capital structure, financial implications of material business transactions affecting or related to DTG, and the financing facilities and funding alternatives of DTG. A more detailed description of the Finance Committee’s duties and responsibilities may be found in its charter adopted by the Board and located on DTG’s website (www.dtag.com) under the heading “Corporate Governance.”

Report of Audit Committee

Meetings With Management, Internal Auditors and Independent Auditors

The Audit Committee reviewed and discussed the audited financial statements and effectiveness of internal controls with management, internal auditors and the Independent Auditors, Deloitte & Touche LLP. Based on these discussions and its other work, the Audit Committee recommended that the Board include the audited consolidated financial statements in DTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

The Audit Committee also has met and held discussions with management, internal auditors and the Independent Auditors regarding various topics in addition to matters related to financial statements.

The discussions with Deloitte & Touche LLP also included the matters required by the Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

In addition, Deloitte & Touche LLP has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the firm’s independence with the firm.

Responsibility

The Audit Committee is not responsible for either the preparation of the financial statements or the auditing of the financial statements. Management has the responsibility for preparing the financial statements and implementing, maintaining and evaluating the effectiveness of internal controls and the Independent Auditors have the responsibility for auditing financial statements and evaluating the effectiveness of the internal controls. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Independent Auditors included in their report on DTG’s financial statements.

THE AUDIT COMMITTEE

Richard W. Neu, Chairman

Thomas P. Capo, ex-officio

Maryann N. Keller

Edward L. Wax

March 16, 2009

Compensation

Board Meeting Fees, Committee Meeting Fees and Retainers

In 2008, the independent directors were each paid an annual board retainer of $35,000, in quarterly amounts of $8,750. They were also paid an attendance fee of $1,000 for each meeting of the Board and for each meeting of a Board committee of which they are members. The foregoing payments were required to be paid in Common Stock until the director met DTG’s stock ownership guidelines described below. Upon meeting the guidelines, directors were able to receive remaining payments in cash or Common Stock.

In addition to the annual retainer and meeting fees described above, the Governance Committee chairman was paid an annual retainer of $5,000, in quarterly installments of $1,250, exclusively in cash. The Human Resources and Compensation Committee chairman was paid an annual retainer of $7,500, in quarterly installments of $1,875, exclusively in cash. The Audit Committee chairman was paid an annual retainer of $10,000, in quarterly installments of $2,500, in cash or Common Stock. No retainer was paid to the Finance Committee chairman.

Directors were permitted to elect in advance to defer all or any portion of their compensation.

Mr. Capo is the non-executive Chairman of the Board. Mr. Capo’s compensation for services rendered as Chairman was $150,000 for the fiscal year ended December 31, 2008.

Mr. Neu acted as the Interim Chief Financial Officer from April 1, 2008 to May 23, 2008, and was compensated $100,000 for such services.

Restricted Stock Grants

In January 2008, each independent director was granted 3,500 Restricted Stock Units, except for Ms. Boren who was only granted 1,301 Restricted Stock Units in anticipation of her retirement from the Board. The Restricted Stock Units vested on December 31, 2008, with the exception of Ms. Boren’s, which vested on May 15, 2008. Effective January 29, 2009, each independent director was granted Restricted Stock Units having a value of $35,000 calculated on the basis of the closing price per share on the day of the grant, and the Company intends to make similar grants on an annual basis as part of director compensation.

Other

In 2008, DTG made available to each independent director the personal use of one vehicle while serving as a director of DTG, including the cost of routine maintenance, tags and insurance coverage. Rental cars are also furnished for short-term use for product and service evaluation. In the event of a change in control of DTG, ownership of the vehicle will be transferred to the director and the use of rental cars for product and service evaluation will continue for the life of the director. Upon retirement from the Board after five years or more of service, a director shall be permitted to retain the vehicle until its scheduled turnback date and the use of rental cars for product and service evaluation will continue for the life of the director.

No Employee Director Compensation or Benefits

DTG does not pay compensation or provide benefits for service to any director solely in such capacity who is also an officer or employee of the Company. However, Mr. Thompson, as a director, is entitled to the use of rental cars for product and service evaluation for life if he retires from the Board with five or more years of service or following a change in control of DTG.

Director Compensation Table

The following table provides certain summary information concerning compensation of the directors for the fiscal year ended December 31, 2008:

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)(1)	(c)(2)	(d)(3)	(e)	(f)	(g)(4)	(h)
Molly Shi Boren	40,436	------	------	------	------	20,242	60,678
Thomas P. Capo	235,000	40,530	------	------	------	19,380	294,910
Maryann N. Keller	79,244	------	------	------	------	23,144	102,388
The Hon. Edward C. Lumley	77,315	------	------	------	------	31,846	109,161
Richard W. Neu	19,000	101,101	------	------	------	8,485	128,586
John C. Pope	84,815	------	------	------	------	14,982	99,797
Edward L. Wax	73,815	------	------	------	------	18,648	92,463

________________________

(1)

The amount shown in column (b) includes, for each director electing payment in cash for Restricted Stock Units, the cash value attributable to such Restricted Stock Units as of their vesting date of December 31, 2008 (or May 15, 2008, in the case of Ms. Boren). The amounts were calculated by multiplying the number of Restricted Stock Units available by the closing price per share of $1.09 on the December 31, 2008 vesting date (and the closing price per share of $14.88 on the May 15, 2008 vesting date for Ms. Boren).

(2)

The amount shown in column (c) for each director electing payment in Shares for Restricted Stock Units reflects the value attributable to the Restricted Stock Unit awards in accordance with SFAS No. 123(R) (hereinafter defined), which awards vested on December 31, 2008. The amounts were calculated by multiplying the number of Restricted Stock Units awards by the closing price per Share of $11.58 on the March 11, 2008 grant date. The value of the awards based on the closing price per share of $1.09 on December 31, 2008 was as follows: Mr. Capo: $3,815, Mr. Neu: $3,815. Column (c) also includes the Shares paid to each director who elected payment of their meeting and/or retainer fees in Shares.

(3)

Since May 2002, no director has been awarded Option Rights. As of December 31, 2008, the amount of outstanding Option Rights that are fully vested but not yet exercised were as follows: (a) Mr. Lumley (20,000), (b) Mr. Pope (15,000), and (c) Mr. Wax (20,000).

(4)

The amount shown in column (g) for each director reflects the aggregate incremental cost to the Company attributable to the personal use by each director of one or more vehicles, including the cost of the lease, and the costs of routine maintenance, tags and insurance coverage. The cost of a vehicle to the Company is determined by using its annual lease value. For a vehicle provided only part of the year, the annual lease value is prorated for the number of days of use.

Stock Ownership Guidelines

The current stock ownership guidelines require independent directors of DTG to hold 20,000 Shares. Directors are generally given five years from commencing service on the Board to meet the stock ownership guidelines. All of the current independent directors meet or exceed the applicable stock ownership guidelines.

Communications with Stockholders

Stockholders may send communications to the Board, or to any individual director or the non-management or independent directors as a group. Such communications should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135. All such communications received by the Secretary will be forwarded to the Chairman of the Board and to the Chief Executive Officer. The Secretary and the Chairman of the Board will review the communications and determine whether or not it is appropriate to forward the communications to the Board or any director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2008 Overview

2008 was a challenging year in the car rental industry. The downturn in the economy, and the resulting impact on the travel industry overall, created a very difficult operating environment for the Company. In addition, there were significant internal management changes in the Company in 2008, including the retirement of DTG’s Chief Financial Officer in March, the retirement of DTG’s Chief Executive Officer and the departure of DTG’s Chief Operating Officer in October, and a reduction in force that reduced the officer group by 30%.

DTG management and the Human Resources and Compensation Committee took a series of actions in response to the external pressures and internal changes facing the Company, as well as in anticipation of what will likely be very difficult economic conditions in 2009. For example, the Company refrained from making its annual ordinary course base salary adjustments for its named executive officers. Base salaries for named executive officers were adjusted only in response to a named executive officer’s change in position and material increase in responsibilities. In addition, as discussed in greater detail below, DTG did not pay any incentive cash bonuses to the named executive officers in 2008. Most (80%) of the shares granted under the Plan for the 2006-2008 Performance Period were forfeited. The Company also elected not to make any matching or other employee contributions to its executive retirement plans and 401(k) plan and eliminated or scaled back certain perquisites for the named executive officers, including financial counseling and supplemental executive medical insurance.

As part of its internal restructuring efforts following the reduction in force, the Human Resources and Compensation Committee established a two-pronged incentive program for key management and other personnel consisting of (i) a cash retention bonus plan, to encourage senior management and other key employees to continue in the employment of the Company, and (ii) equity grants, to align the interests of our stockholders and key employees. The cash retention plan provides participants, including the named executive officers, with the opportunity to earn a fixed cash bonus based on continued employment through December 31, 2009. The equity grants vest over time or, in certain cases, based on the achievement of performance goals. The Company also made certain changes to its change in control severance plan. Finally, in light of the termination of certain legacy supplemental retirement and deferred compensation arrangements, DTG established a more streamlined non-qualified retirement plan for its executives, including the named executive officers, effective January of 2009.

These arrangements are discussed in greater detail below.

In the aggregate, the Human Resources and Compensation Committee believes the actions taken in 2008 were prudent in light of business conditions and help position the Company to weather the current economic crisis.

Objectives of Compensation Program

The Human Resources and Compensation Committee is guided by the following key objectives in determining the compensation of the Company’s executives (Staff Vice President levels and higher employees):

Competitive Pay

Compensation should reflect the competitive marketplace so that the Company can attract, retain and motivate high caliber executives. In constructing the various elements of total compensation, the Company does not engage in formal benchmarking but has historically targeted base pay to be at the market median, and incentive compensation to be at or slightly above the market median. Targets are then adjusted for Company and individual performance.

Accountability for Business Performance

Compensation should be tied largely to overall Company financial and operating performance, so that executives are held accountable through their compensation for achievement of Company financial and operating results.

Accountability for Individual Performance

Compensation should also be tied to the individual’s performance to encourage and reflect individual contributions to the Company’s performance.

Alignment with Stockholder Interests

Compensation should reflect DTG’s Common Stock performance through equity-based incentives, such as Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units and Option Rights, to align the interests of executives with those of DTG stockholders.

Design and Risk Mitigation

DTG’s executive compensation program is designed to clearly and fairly relate pay to performance, with the objective of creating long-term stockholder value. DTG’s executive compensation program is also designed to match pay practices with corporate goals. Each year, the Human Resources and Compensation Committee establishes annual cash incentive award levels and makes annual long-term equity incentive compensation awards under the Plan. At the end of each year, the Human Resources and Compensation Committee conducts a full review of the elements of compensation and compares those elements to DTG’s key objectives.

A primary objective of DTG's executive compensation-program is to encourage and reward performance by the named executive officers that meet or exceed our financial and operational performance goals, without encouraging the taking of excessive risks that could be detrimental to the interests of our stockholders. Further, the Company strives to develop overall compensation packages that include a variety of short and long-term awards, as well as a balanced mix of cash and equity incentives. Performance targets for our performance-based awards, whether cash or equity, are established to encourage the named executive officers to maximize DTG’s performance over the long-term, as opposed to focusing on short-term profits. In response to recent developments in corporate governance best practices, the Human Resources and Compensation Committee intends to make a more formal assessment of overall compensation packages and individual compensation components to confirm these arrangements do not promote excessive risk-taking in future years.

Participants in Compensation Decisions

The following table identifies the various individuals and groups who participate in decision making for DTG’s executive compensation program and their duties in 2008 in connection with such participation.

Participant	Duties
Human Resources and Compensation Committee

•      Reviewed performance of the Chief Executive Officer, the other named executive officers and other select members of the executive group

•       Approved compensation of the Chief Executive Officer and discussed review with the Board

•       Made all decisions regarding cash and equity awards for executives after consultation with other independent directors

•      Consulted with Towers Perrin, its independent compensation consultant, as a part of all compensation reviews

Chief Executive Officer	• Contributed to the review process of select members of the executive group
Towers Perrin

•       Worked directly for the Human Resources and Compensation Committee

•       Assisted in review of the compensation program

•       Reviewed all presentation materials developed by DTG management

•       Consulted with, asked questions of, and provided comments to, DTG management and the Human Resources and Compensation Committee regarding all compensation plans, presentations, proposed actions, documents and related materials

Vice President, Human Resources	• Based on approval of the Human Resources and Compensation Committee, prepared recommendations for cash and equity awards for review by Towers Perrin

Comparative Data

The Company believes that it competes for executive talent against many different companies and such competition is not limited to the Company’s direct business competitors. The Company and the Human Resources and Compensation Committee also believe that executive pay levels should reflect the size and scope of its operations. As such, the Human Resources and Compensation Committee reviews pay data for comparable positions at companies with comparable revenues to the Company in determining target pay levels for named executive officers. Although the Company considers the compensation data it receives on other companies, it does not benchmark compensation against that of other companies.

In prior years, the Human Resources and Compensation Committee has typically obtained data from Towers Perrin relating to salaries, annual incentives, long-term incentives, retirement benefits and other compensation (including perquisites). For example, in 2007, the primary source of compensation comparisons was a database of general industry pay information matched to similar DTG jobs and adjusted for revenue size. This broad database matches the labor market that DTG competes in and allows for robust comparison for the majority of executive positions at DTG. Comparisons to market pay data referenced in this report are developed using information derived from this database.

In addition to this database, Towers Perrin included in its 2007 report compensation information for the Chief Executive Officer and certain other named executive officer positions as compared to (a) compensation information for comparable executives of the two rental car companies that was publicly available, and (b) information on executive compensation practices at ten companies in the same Global Industry Classification Standard Code as DTG. This information was developed at the request of the Human Resources and Compensation Committee due to the frequent use and comparison of the information noted in (a) and (b) above by stockholder investment services. These sources of information provide the Human Resources and Compensation Committee with additional points of reference. Towers Perrin compiled all of the comparison data and prepared a report for the Human Resources and Compensation Committee. Management and the Human Resources and Compensation Committee reviewed the report with Towers Perrin.

In 2008, in response to market conditions, the Human Resources and Compensation Committee determined that it would not increase the salaries of the named executive officers in the ordinary course, and would only make increases in response to significant change in a named executive officer’s duties and responsibilities, as described in more detail below. Accordingly, the Human Resources and Compensation Committee elected not to commission a study of 2008 market pay data from Towers Perrin. The Human Resources and Compensation Committee considered the information gathered in 2007 for comparison purposes.

Internal Pay Equity

Compensation levels are based on competitive considerations, individual performance over time, overall financial results and job duties and responsibilities. Accordingly, Mr. Thompson has the highest compensation among the named executive officers. Mr. Anderson, Mr. Buster and Ms. Vaniman, each an Executive Vice President, and our other Executive Vice Presidents, each with primary responsibility over one or more major areas of our business, have substantially similar compensation opportunities. Our Human Resources and Compensation Committee believes that this uniformity in compensation among our Executive Vice Presidents encourages their collaboration, support and team effort, and is consistent with the Company’s overall compensation philosophy.

General Information Regarding Elements of Compensation

DTG’s executive compensation objectives are achieved through five elements: base salary, cash incentive compensation, long-term incentive compensation, retirement benefits and other compensation (including perquisites). In 2008, DTG used these elements of compensation to create an overall executive compensation program that combined base salary, short-term incentives in the form of cash incentive compensation, and long-term incentives in the form of Performance Units, Restricted Stock Units and Option Rights. DTG believes the use of these various compensation elements provides the proper balance between short- and long-term performance equity and cash compensation, financial and market metrics, and corporate and individual results, ultimately leading to a strong alignment of the long-term interests of executives with the long-term interests of stockholders. There is no pre-defined allocation of value between short- and long-term pay or cash and equity compensation, other than the resulting outcome of decisions made regarding the various elements of the total program.

Discussion of Elements of Compensation

Base Salary

When establishing the base salaries for the named executive officers, the Human Resources and Compensation Committee considers the base salaries of executives in comparable positions at peer companies from data obtained by Towers Perrin. Base salaries may vary from comparable positions depending on factors such as responsibility and current performance.

In 2008, the Human Resources and Compensation Committee elected not to make ordinary course base salary increases. In response to internal restructuring efforts and based upon a review of responsibilities, performance and pay relative to market, the named executive officers received increases in base salary as follows: (a) effective October 2008 (i) Mr. Thompson’s base salary was increased from $350,000 to $550,000 (in connection with his promotion to Chief Executive Officer and President), (ii) Mr. Anderson’s base salary was increased from $368,149 to $425,000, and (iii) Ms. Vaniman’s salary was increased from $270,000 to $285,000, and (b) effective January 2008 Mr. Duffy’s salary was increased from $200,000 to $230,000.

All such increases were in connection with a significant increase in the executives’ responsibilities.

2008 Cash Incentive Compensation

1.	Cash Incentive Plan.

For 2008, DTG established a discretionary cash incentive compensation pool for executives, including the named executive officers, equal to 3.5% of pretax profit with a minimum profit margin required of 3.00% and no maximum on the size of the pool. This 3.5% level has been used since 2002 and DTG believed it would produce a pool sufficient to deliver what DTG believes to be market competitive awards.

While profitable Company performance is sufficient for establishment of the cash incentive compensation pool, the actual compensation awards for the named executive officers are determined at the discretion of and subject to adjustment by the Human Resources and Compensation Committee. The cash incentive compensation pool is allocated to executive participants based on individual target award levels, as adjusted to reflect individual performance. These target award levels differ by participant and by the responsibilities of the positions held by each such participant. In addition, the annual incentive compensation plan includes a mechanism for recovery of awards where a participant engages in certain detrimental activities, including competing with DTG, solicitation of employees for other employment, disclosure of confidential information, activity that results in termination for cause, any conduct determined to be harmful to the Company or conduct that causes the need for restatement of any financial statements or financial results of DTG.

The Company’s 2008 pretax profit margin did not meet the minimum pretax profit margin of 3.00% to establish the pool. Therefore, none of the named executive officers received cash incentive compensation in 2008.

2.	Retention Plan.

In response to challenging market conditions and significant internal restructuring at senior management levels and below, in October 2008, DTG adopted a retention bonus plan (the “Retention Plan”) pursuant to which selected employees, including the named executive officers, have the opportunity to earn a cash bonus based on a percentage of the executive’s base salary as in effect on December 31, 2009, if the executive remains continuously employed by the Company through December 31, 2009. The participation percentages for Messrs. Thompson, Buster and Anderson are each set at 50% of the respective executive’s base salary, and Mr. Duffy and Ms. Vaniman’s percentages are set at 30% of their respective base salary. If the Company terminates an executive’s employment without cause prior to December 31, 2009, the Company will pay the executive a pro rata portion of his or her retention bonus based on the number of days the executive was employed during the retention period. The Retention Plan also provides that if an executive engages in certain detrimental activity following payment of the retention bonus, the executive will be required to repay all or a portion of his or her retention bonus. The Retention Plan also provides that for each executive, he or she will only be able to receive the greater of his or her retention bonus under the Retention Plan or the bonus he or she may earn under the Company’s anticipated 2009 annual incentive compensation plan, if any, and will not receive awards under both plans. In connection with their relocation to the Tulsa area at DTG’s request, the Retention Plan provides that if Mr. Thompson or Mr. Buster remain continuously employed by the Company through January 31, 2009, then if either executive closes on the purchase of a primary residence in the greater Tulsa area, he may request that the Company accelerate payment of up to 75% of his retention bonus. Messrs. Thompson and Buster have each closed on the purchase of a primary residence and both exercised their option to accelerate payment of the retention bonus. If the employment of either Mr. Thompson or Mr. Buster terminates prior to December 31, 2009, the executive will be required to repay some or all of the amounts received, depending on the reason for the termination.

Long-Term Incentive Compensation

DTG provides the named executive officers with long-term incentive compensation pursuant to the Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan (the “Plan”). The Plan is intended to primarily provide equity-based incentives to executives and directors of the Company that serve to align their interests with those of stockholders.

DTG adopted the Plan to encourage participants to focus on long-term Company performance and to provide an opportunity for executive officers and certain designated key employees to increase their stake in the Company through grants of equity and equity-based compensation. Pursuant to the Plan, the Human Resources and Compensation Committee has the discretion to grant Option Rights, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and other equity and equity-based awards. The various types of awards under the Plan and the description of the Plan are discussed earlier in this Proxy Statement. For further summary information regarding the Plan, see “Additional Information for Share Addition Proposal” above.

1. Options and Restricted Stock Units

Each named executive officer received Option Rights or Restricted Stock Unit grants in 2008 and, except for Mr. Buster (whose start date was in October) each named executive officer received Performance Unit grants in 2008. These grants were awarded in conjunction with the long-term incentive objectives established by DTG. In general, the Option Rights awarded in January 2008 vest fully at the close of a three-year period subject to the named executive officer’s continued employment through the vesting date. The grant of 35,800 Option Rights awarded to Mr. Thompson upon joining the Company in May 2008 vest in full over three years, while the other 51,700 Option Rights and the 13,550 Restricted Stock Units granted in May 2008 vest in full over four years. In October 2008, the Company made an additional grant of Option Rights to the named executive officers and 50,000 Restricted Stock Units to Mr. Thompson that vest in three equal parts on each of October 31, 2009, 2010, and 2011. These awards were granted to provide greater incentive to create value for all stockholders, recognize the management transition and ensure the new management team remains in place through the restructuring process.

2. Performance Shares

In February 2006, target Performance Shares were granted under the Plan to executives, including the named executive officers who were then employed by DTG, relating to the 2006-2008 Performance Period. The weighted management objectives used to determine the number of Performance Shares ultimately earned for the 2006-2008 Performance Period were (a) DTG’s total stockholder return (“TSR”) performance against companies included in the Russell 2000 Index during the Performance Period, (b) increasing non-airport revenue, (c) maintaining market share at the top 100 U.S. airports, and (d) achieving a target level of customer service as measured by an internal customer dissatisfaction index metric. Based on the results of the objectives for the 2006-2008 Performance Period, only 20% of the Target Performance Shares were awarded in 2009 to the executives (including the participating named executive officers), with the remaining 80% being forfeited.

In February 2007, target Performance Shares were granted under the Plan to executives including the named executive officers, other than Messrs. Thompson and Buster (who were not employed by DTG on the grant date) relating to the 2007-2009 Performance Period. The weighted management objectives used to determine the number of Performance Shares ultimately earned for the 2007-2009 Performance Period are (a) DTG’s TSR performance against companies included in the Russell 2000 Index during the Performance Period, (b) increasing non-airport revenue, (c) maintaining market share at the top 100 U.S. airports, (d) achieving a target level of customer service as measured by an internal customer dissatisfaction index metric, and (e) increasing customer retention as measured by an internal customer retention index (“CRI”) matrix. At this time, the number of shares that may be earned from the grant is unknown.

In January 2008 (and May 2008 for Mr. Thompson), target Performance Units that may be earned over the 2008-2010 Performance Period were granted under the Plan to executives, including the named executive officers of the Company other than Mr. Buster. The Human Resources and Compensation Committee considered management’s proposed 2008 Performance Unit grant levels where some positions were showing total direct compensation significantly above or below their market, and in consideration of the scope of the individual named executive officer’s responsibilities, the Human Resources and Compensation Committee made adjustments to the proposed 2008 Performance Units grant levels. The number of target Performance Units granted to the Chief Executive Officer and the other named executive officers for 2008 is as follows: (a) Mr. Thompson 9,450 target Performance Units, (b) Mr. Anderson 5,981 target Performance Units, (c) Ms. Vaniman 7,416 target Performance Units, and (d) Mr. Duffy 6,579 target Performance Units. Mr. Buster did not receive any Performance Units in 2008.

The weighted management objectives used to determine the number of Performance Units ultimately earned for the 2008-2010 Performance Period are (a) DTG’s TSR performance against companies included in the Russell 2000 Index during the 2008-2010 Performance Period, and (b) level of increase of customer retention as measured by the CRI metric. To determine the payout, the first step is to adjust the target Performance Units granted to reflect the Company’s comparative TSR for the Performance Period. No payout will occur if the Company’s TSR for the Performance Period is in the 20th percentile or below when compared against companies included in the Russell 2000 Index. If TSR is in the 50th percentile, 100% of the target Performance Units can be earned, and if TSR is in the 80th percentile, up to 200% of the target Performance Units can be earned. The second step in determining the amount of the payout is to adjust the target Performance Units granted to reflect the Company’s success in increasing customer retention. If customer retention is increased by 54%, then no further adjustment will be made to the target Performance Units. If customer retention is increased by 46% or less, then 90% of the adjusted target Performance Units are paid. If customer retention increases to 62% or more, then 110% of the adjusted target Performance Units will be paid.

All calculations will be interpolated should the actual result fall between percentage points, provided that no amount shall be paid in the event the TSR threshold is not met.

Supplemental Retirement Benefits

In December 1994, Pentastar Transportation Group, Inc., predecessor to DTG, adopted a deferred compensation plan (the “Deferred Compensation Plan”) to provide a means by which executives of the Company, including the named executive officers, may elect to defer receipt of specified percentages or amounts of their cash and equity compensation, and to encourage such employees to remain employed by the Company through the vesting dates. The Company may (but is not required to) make contributions to the Deferred Compensation Plan in addition to elective deferrals of compensation by executives. Any such discretionary contributions are subject to a five-year vesting period. Deferral elections relating to salary are made by executives in December of each year for salary to be earned in the following year. Deferral elections relating to cash incentive compensation awards and Performance Share awards are made by executives in June of each year for the cash incentive compensation and Performance Shares to be awarded relating to performance during that year. Each executive may elect in the deferral agreement the time the deferred amounts are to be paid (i.e., separation from the Company or a certain specified date) and whether the amounts are to be paid in installments or a lump sum. In addition, the executive may elect on the deferral form that in the event of a change in control of DTG, the balance of the executive’s Deferred Compensation Plan account be distributed to the executive (or designated beneficiary) in lump sum form, subject to the discretion of the Board and in accordance with the terms of the Deferred Compensation Plan. All of the named executive officers currently participate in the Deferred Compensation Plan. In 2008, DTG did not make any contributions to the Deferred Compensation Plan.

DTG adopted a retirement plan in December 1998 (the “Retirement Plan”) to provide a means by which the Company can provide retirement income to executives, including the named executive officers, to encourage them to remain employed by the Company. This is an account balance plan and is generally intended to provide an annuity for a period of 20 years in an amount equal to 50% of the participant’s average annual base salary determined over his or her last five years of service. The Company may (but is not required to) make contributions to the Retirement Plan. Of the named executive officers, Messrs. Anderson and Duffy and Ms. Vaniman currently participate in the Retirement Plan. The Retirement Plan was discontinued for any executives new to the Company beginning in December 2004. Although Company contributions are discretionary, DTG generally provides executives who are not eligible to participate in the Retirement Plan with a higher level of Company contributions to the Deferred Compensation Plan to compensate for any contributions the Company would have otherwise made to the Retirement Plan on the executive’s behalf. In 2008, the Company did not make any contributions to the Retirement Plan.

Effective January 1, 2009, DTG adopted a new deferred compensation plan (the “2009 Deferred Compensation Plan”) to provide an equitable program for retirement income and retention for executives of the Company, including the named executive officers, and to replace the Retirement Plan and the higher level of contributions to the Deferred Compensation Plan on behalf of executives not in the Retirement Plan, with the goal of having all executives participate in the same plan. The 2009 Deferred Compensation Plan provides for an aggregate annual contribution by the Company in an amount equal to 15% of the executive’s base salary, contributed in quarterly installments.

All contributions by the Company are immediately 100% vested.

DTG has established a single non-qualified trust to provide a source of payment for benefits under the Deferred Compensation Plan, the Retirement Plan, and the 2009 Deferred Compensation Plan. Separate accounts are maintained for each participant of the Plans and the Bank of Oklahoma, N.A., is the Trustee.

Effective June 1, 2002, DTG adopted an executive option plan (the “KEYSOP”). The KEYSOP was a nonqualified deferred compensation plan and provided a means by which executives, including the named executive officers, could elect to defer compensation in exchange for mutual fund options. DTG has never made contributions to the KEYSOP. The KEYSOP was amended to eliminate deferrals after December 31, 2004. There are no active accounts remaining in the KEYSOP, as each participant elected to receive distribution in full for the account held in his name in accordance with the transition guidance provided under Section 409A. All distributions to named executive officers were made prior to the beginning of the fiscal year ended December 31, 2008.

Other

DTG has historically provided executives with perquisites and other personal benefits that DTG and the Human Resources and Compensation Committee believe are generally reasonable and consistent with DTG’s overall compensation program to better enable it to attract and retain superior employees for key positions. In 2006 and 2007, DTG took actions to reduce the value of a number of perquisites due to the challenging business environment and in an effort to reduce expenses of the Company. In 2008, DTG eliminated additional perquisites including financial counseling services and supplemental executive medical insurance. Effective March 31, 2009, DTG eliminated car usage privileges for its executives. DTG will provide instead car allowances, which reduce DTG’s overall liability.

Change in Control Arrangements

In December 2008, DTG entered into a change in control agreement with Mr. Thompson (the “Employment Continuation Agreement”) and also amended and restated its existing change in control plan for other executive officers, including the other named executive officers (the “Employment Continuation Plan”). The Employment Continuation Agreement and Employment Continuation Plan are designed to promote stability and continuity of executives in the event of a transition in corporate control. Information regarding applicable payments under such Employment Continuation Agreement and Employment Continuation Plan for the named executive officers is provided below under the heading “Potential Payments Upon Termination or Change in Control.”

Impact of Accounting and Tax Treatment on Compensation

Accounting Treatment

The Human Resources and Compensation Committee is aware of the accounting treatment accorded to DTG’s compensation program. However, the treatment has not been a significant factor in such compensation program or in the decisions of the Human Resources and Compensation Committee concerning the amount or type of compensation.

Section 162(m) of the Internal Revenue Code

Pursuant to Section 162(m) of the Code, publicly-held corporations are prohibited from deducting compensation paid to the named executive officers, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” It is the Human Resources and Compensation Committee’s policy that the long-term incentive compensation paid to executive officers qualifies for deductibility to the extent not inconsistent with DTG’s fundamental compensation policies. In furtherance of this policy, the stockholders approved the Plan to satisfy the performance-based compensation requirements of Section 162(m) of the Code.

Compliance with Section 409A

The Deferred Compensation Plan, the Retirement Plan, the 2009 Deferred Compensation Plan, and certain awards that may be granted under the Plan are all affected by Section 409A. Each of these plans was drafted and/or amended with the intent of complying with Section 409A. See also “Additional Information for Share Addition Proposal-Restrictions on Awards Under Plan-Compliance with Section 409A” above.

Stock Ownership Guidelines

DTG maintains stock ownership guidelines to more closely align the interests of executives, including the named executive officers, with those of stockholders, ranging from one half of annual base salary for the most junior executives to five times annual base salary for the chief executive officer if also serving as a director. Generally, each executive has five years from the later of (i) the date of hire or (ii) the date of promotion to executive within which to attain the ownership guidelines set for his or her position.

As of the date of this Proxy Statement, each named executive officer has been in his or her current position for five or more years with the exception of Mr. Thompson and Mr. Buster, who will have until May 2013 and October 2013, respectively, to attain the ownership guidelines set for their positions. As of January 1, 2008, all of the named executive officers employed at that time were in compliance with the ownership guidelines. Although none of the currently employed named executive officers sold or otherwise disposed of Shares in 2008, ownership levels are currently below the guidelines due solely to the decline in the Company’s stock price.

Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE HUMAN RESOURCES AND

COMPENSATION COMMITTEE

The Hon. Edward C. Lumley, Chairman

Thomas P. Capo, ex officio

Maryann N. Keller

John C. Pope

March 16, 2009

Summary Compensation Table

The following table provides certain summary information concerning compensation of DTG’s Chief Executive Officer and each of the other named executive officers of DTG for the fiscal year ended December 31, 2008.

The Company has not entered into any employment agreements with the Chief Executive Officer or any of the other named executive officers.

The named executive officers did not receive payments that would be characterized as “Bonus” payments with respect to the fiscal year ended December 31, 2008.

Based on the fair value of equity awards granted to named executive officers in 2008 and the base salary of the named executive officers, salary accounted for approximately 37% of total compensation, long-term incentive compensation accounted for approximately 58% of total compensation and other compensation accounted for approximately 5% of total compensation. Annual cash incentive compensation was not paid to the named executive officers with respect to 2008. Because the following table reflects the value of certain equity awards based on value determined under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) that considers estimated fair value at grant date rather than current stock trading price, these percentages cannot be derived using the amounts reflected in the following table. Severance costs have been excluded in determining these percentages.

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a) (1)	(b)	(c)	(d) (2)	(e)	(f)	(g)(3)	(h)
Scott L. Thompson, Chief Executive Officer and President	2008	241,731	46,574	108,941	-0-	68,920	466,166
R. Scott Anderson, Senior Executive Vice President	2008 2007 2006	379,082 368,149 362,229	244,191 506,808 690,451	44,218 -0- -0-	-0- -0- 243,899	38,292 201,943 158,601	705,783 1,076,900 1,455,180
H. Clifford Buster III, Executive Vice President and Chief Financial Officer	2008	50,769	-0-	4,757	-0-	10,141	65,667
James S. Duffy, Executive Vice President Corporate Operations	2008	228,269	69,735	42,655	-0-	53,632	394,291
Vicki J. Vaniman, Executive Vice President and General Counsel	2008	272,885	144,798	47,711	-0-	35,423	500,817
Gary L. Paxton, Former Chief Executive Officer and President	2008 2007 2006	700,000 695,017 650,891	1,245,302 2,287,712 2,452,407	983,414 -0- -0-	-0- -0- 638,107	684,879 560,097 513,162	3,613,595 3,542,826 4,254,567

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
(a) (1)	(b)	(c)	(d)(2)	(e)	(f)	(g)(3)	(h)
Steven B. Hildebrand, Former Senior Executive Vice President and Chief Financial Officer	2008 2007 2006	103,622 379,461 373,541	313,165 641,705 871,650	-0- -0- -0-	-0- -0- 268,917	17,802 160,351 154,900	434,589 1,181,517 1,669,008
John J. Foley, Former Senior Executive Vice President	2008 2007 2006	298,906 368,320 362,400	258,146 506,808 686,718	-0- -0- -0-	-0- -0- 243,899	233,299 159,843 155,182	790,351 1,034,971 1,448,199

_______________________

(1)

Mr. Thompson was appointed Chief Executive Officer and President effective October 13, 2008. Prior to such appointment, Mr. Thompson served as a Senior Executive Vice President and Chief Financial Officer of DTG since May 23, 2008. Mr. Buster was appointed Executive Vice President and Chief Financial Officer as of October 21, 2008. Effective October 13, 2008, Mr. Paxton resigned as an officer of DTG, and effective December 31, 2008, Mr. Paxton retired as an employee and director of DTG. Effective March 31, 2008, Mr. Hildebrand retired as an employee of DTG. Effective October 13, 2008, Mr. Foley separated as an employee.

(2)

The amount shown in columns (d), with respect to Performance Shares and Units, Restricted Stock and Restricted Stock Units, and (e), with respect to Option Rights, for each named executive officer reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008. This is in accordance with SFAS No. 123(R) for awards pursuant to the Plan. This amount includes grants made in and prior to 2008. The value used is $45.80 per Share (which is a blended rate of $52.84 per Share and $38.76 per Share for the market condition portion and the performance portion, respectively) for Performance Shares relating to the 2006 grant, and $56.60 per Share (which is a blended rate of $66.30 per Share and $46.90 per Share for the market condition portion and the performance portion, respectively) for Performance Shares relating to the 2007 grant. For Performance Units relating to the 2008 grant for Mr. Thompson, the value used is $11.70 per share (which is a blended rate of $9.43 per share and $13.98 per share for the market condition portion and the performance portion, respectively), and for the named executive officers, other than Mr. Thompson, the value used is $26.64 per share (which is a blend of $28.89 per share and $24.38 per share for the market condition portion and the performance portion, respectively). At December 31, 2008, none of the Option Rights other than those granted in October 2008 and disclosed in the table were in the money based on the closing price of the stock on such date. The aggregate value of Restricted Stock and Restricted Stock Units for Mr. Thompson calculated as of December 31, 2008 is $9,554. None of the other named executive officers were granted Restricted Stock or Restricted Stock Units in 2008.

(3)	The amount shown in column (g) includes the following:

(a) for each named executive officer, the Company’s contribution to the 401(k) Plan and to the Deferred Compensation Plan. The Company did not make contributions to the Retirement Plan for any named executive officers in 2008;

(b) for each named executive officer, the aggregate incremental cost to the Company for the following benefits: (i) Company cars and expenses related thereto, including the annual lease value and the cost of routine maintenance, tags and insurance coverage, (ii) financial counseling services, (iii) supplemental executive life insurance, (iv) supplemental executive medical insurance, and (v) supplemental long-term disability insurance premiums.

For Messrs. Thompson, Buster and Duffy, column (g) also includes relocation costs. The amount attributable to each such perquisite or benefit for each named executive officer which exceeds the greater of $25,000 or 10% of the total amount of perquisites for such named executive officer is as follows: relocation costs – Mr. Thompson, $57,952; Mr. Buster, $7,183; and Mr. Duffy, $31,165; supplemental executive medical insurance – Mr. Anderson, $11,791; Ms. Vaniman $13,113; Mr. Paxton, $5,435; Mr. Hildebrand, $4,381; and Mr. Foley, estimated to be $8,100 (based on prior years as he has not yet delivered actual receipts for 2008); financial counseling services – Mr. Anderson, $9,368; Ms. Vaniman, $9,454; Mr. Duffy, $6,851; Mr. Paxton, $9,437; Mr. Hildebrand, $2,515; and Mr. Foley, $9,300; and car benefits – Mr. Thompson, $5,863; Mr. Anderson, $6,725; Mr. Buster, $1,324; Ms. Vaniman, $4,964; Mr. Duffy, $5,710; Mr. Paxton, $6,929; Mr. Hildebrand, $3,354; and Mr. Foley $6,192;

(c) in connection with Mr. Foley’s separation from employment, $186,553 in salary continuation, $4,938 for continued car benefits and $7,437 for health benefits and outplacement services pursuant to the separation arrangement between DTG and Mr. Foley; and

(d) in connection with Mr. Paxton’s retirement, $650,000 in consulting fees pursuant to the retirement arrangements between DTG and Mr. Paxton to be paid in 2009.

Grants of Plan-Based Awards

The following table provides certain summary information concerning grants of plan-based awards of DTG’s Chief Executive Officer and each of the other named executive officers for the fiscal year ended December 31, 2008.

The Company’s non-equity incentive plan or the “2008 incentive compensation plan” is a cash incentive compensation plan with an established discretionary compensation pool equal to 12.75% of the Company’s pretax profit, provided the Company has a pretax profit margin of 3.00%. The named executive officers are in the “Executives” class of eligible employees, which comprises 3.5% of the overall profit pool. The pool is allocated based on established target levels and the Human Resources and Compensation Committee has the discretion, along with input from management, to adjust the award based on individual performance. There is no maximum limitation on the award payment, meaning the greater DTG’s pretax profit, the greater the award payment. The Company did not meet the minimum pretax profit margin in 2008, and therefore no cash incentive compensation was paid to the named executive officers.

Under the Plan, grants of target Performance Shares or Units are made at the beginning of a three-year performance period. These target Performance Shares or Units are adjusted at the end of the performance period based on meeting certain management objectives. The payout can range from zero to 200% of the executive’s target Performance Shares or Units.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Scott L. Thompson	5/23/08 5/23/08 5/23/08 5/23/08 10/13/08 10/13/08	334,521	----------	9,450	18,900	13,550 50,000	87,500 197,500	13.98 0.97	110,612 189,429 556,264 48,500 103,536
R. Scott Anderson	1/31/08 1/31/08 1/31/08 10/13/08	318,750	----------	5,981	11,962	----------	12,054 125,000	24.38 0.97	159,334 118,199 65,529
H. Clifford Buster III	10/21/08 10/21/08	42,750	----------	---------	----------	----------	100,000	0.77	41,430
James S. Duffy	1/31/08 1/31/08 1/31/08 10/13/08	138,000	---------	6,579	13,158	----------	13,260 45,000	24.38 0.97	175,265 130,025 23,591
Vicki J. Vaniman	1/31/08 1/31/08 1/31/08 10/13/08	171,000	----------	7,416	14,832	----------	14,947 45,000	24.38 0.97	197,562 146,567 23,591
Gary L. Paxton	1/31/08 1/31/08 1/31/08	700,000	----------	16,587	33,174	----------	100,289	24.38	441,878 983,414
Steven B. Hildebrand	1/31/08	284,596	----------	---------	----------	----------	----------	----------	----------
John J. Foley	1/31/08 1/31/08 1/31/08	276,240	----------	5,903	11,806	-------	45,404	24.38	157,256 445,223

(1)

The 2008 incentive compensation plan provided for target payouts as follows: (a) 100% of base salary (Mr. Thompson, prorated for days of service, and Mr. Paxton); (b) 75% of base salary (Mr. Buster, prorated for days of service and Messrs. Hildebrand, Anderson and Foley), and (c) 60% of base salary (Mr. Duffy and Ms. Vaniman). There is no maximum limitation on the award payment. However, in 2008, the Company did not meet the minimum pretax profit margin set by the Company to establish the pool. Therefore, no payments were made under the 2008 incentive compensation plan and therefore no amounts for such plan are included in column (f) of the Summary Compensation Table for the named executive officers. For more information on the 2008 incentive compensation plan, see “Compensation Discussion and Analysis – Discussion of Elements of Compensation – 2008 Cash Incentive Compensation.”

(2)

This column sets forth grants of Restricted Stock Units. For more information on Restricted Stock Units, see “Compensation Discussion and Analysis – Discussion of Elements of Compensation – Long-Term Incentive Compensation.”

(3)

The amounts shown in column (j) represent the aggregate grant date fair value computed in accordance with SFAS No. 123(R) based on the assumptions set forth in the Company’s financial statements and footnotes for the fiscal year ended December 31, 2008. With regard to the grant of Performance Shares or Units under the Plan, the amounts used in this column (j) differ from the amounts used in column (d) of the Summary Compensation Table which relate to financial statement expense recognized under three separate Performance Share or Performance Unit plans, including the January 31, 2008 grants reflected in the table above. For more information on the Performance Shares and Units, see “Compensation Discussion and Analysis – Discussion of Elements of Compensation – Long-Term Incentive Compensation.”

Outstanding Equity Awards

The following table provides certain summary information concerning the outstanding equity awards of DTG’s Chief Executive Officer and each of the other named executive officers for the fiscal year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)(1)	(c)(2)	(d)	(e)	(f)	(g)	(h)	(i)(3)	(j)
Scott L. Thompson		35,800		13.9800	5/22/2018
		51,700		13.9800	5/22/2018
		197,500		0.9700	10/12/2018
						13,550	14,770
						50,000	54,500
								9,450	10,301
R. Scott Anderson	25,800			19.3750	9/27/2010
	14,300			19.1875	9/22/2009
		12,054		24.3800	1/30/2018
		125,000		0.9700	10/12/2018
								29,546	32,205
H. Clifford Buster III		100,000		0.7700	10/20/2018
James S. Duffy		13,260		24.3800	1/30/2018
		45,000		0.9700	10/12/2018
								10,677	11,638
Vicki J. Vaniman		14,947		24.3800	1/30/2018
		45,000		0.9700	10/12/2018
								20,430	22,269
Gary L. Paxton	39,300			11.4500	11/18/2011
	39,300			19.3750	9/27/2010
	28,000			19.1875	9/22/2009
		100,289		24.3800	1/30/2018

Steven B. Hildebrand	28,200			19.3750	9/27/2010
	18,200			19.1875	9/22/2009
John J. Foley	25,400			11.4500	11/18/2011
	24,800			19.3750	9/27/2010
	15,300			19.1875	9/22/2009

(1)

All non-qualified Option Rights listed in column (b) are fully vested. These non-qualified Option Rights vested equally over three years from the date of their grant and expire at the end of 10 years from the grant date.

(2)

All non-qualified Option Rights listed in column (c) are unvested. The non-qualified Option Rights granted in January 2008 (identified by a 1/30/2018 expiration date) vest in three equal parts over three years from the date of grant. Mr. Thompson’s 35,800 non-qualified Option Rights granted in May 2008 vest in three equal parts over three years, whereas the 51,700 non-qualified Option Rights granted to him in May 2008 vest in full on May 22, 2012. The non-qualified Option Rights granted in October 2008 (identified by a 10/12/2018 expiration date) vest in three equal parts over three years.

(3)

Performance Shares and Performance Units granted to executives may be earned over a three-year Performance Period and are subject to adjustment based on performance against certain management objectives. The Performance Shares and Performance Units vest immediately upon approval by the Human Resources and Compensation Committee following completion of the Performance Period. Target Performance Shares granted in 2006 (13,365 to Mr. Anderson, 6,014 to Ms. Vaniman, and 2,228 to Mr. Duffy) were adjusted and paid at 20% of target (although 100% of the target Performance Shares are represented in the table above because they were not vested as of December 31, 2008) on March 13, 2009 based on the performance during the three-year period from 2006 through 2008. Target Performance Shares granted in 2007 (10,200 to Mr. Anderson, 7,000 to Ms. Vaniman, and 1,870 to Mr. Duffy) will be adjusted and paid in 2010 based on performance during the three-year period from 2007 through 2009. Target Performance Units granted in 2008 (9,450 to Mr. Thompson, 5,981 to Mr. Anderson, 7,416 to Ms. Vaniman and 6,579 to Mr. Duffy) will be adjusted and paid in 2011 based on performance during the three-year period from 2008 through 2010.

Grants of target Performance Shares or Units for Messrs. Paxton, Hildebrand and Foley for 2007 and 2008 will be prorated and paid or forfeited, as appropriate, pursuant to the terms of the grants. For more information, see “Severance and Retirement Arrangements” below.

Option Exercises and Stock Vested

The following table provides certain summary information concerning the exercise of non-qualified Option Rights and vesting of Performance Share awards made under the Plan for DTG’s Chief Executive Officer and each of the other named executive officers for the fiscal year ended December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e) (1)
Scott L. Thompson	-0-	-0-	-0-	-0-
R. Scott Anderson	-0-	-0-	8,550	187,844
H. Clifford Buster III	-0-	-0-	-0-	-0-
James S. Duffy	-0-	-0-	1,425	31,307
Vicki J. Vaniman	-0-	-0-	3,848	84,541
John J. Foley	-0-	-0-	8,550	187,844
Gary L. Paxton	-0-	-0-	41,714	916,457
Steven B. Hildebrand	-0-	-0-	10,830	237,935

____________________________

(1)

The number of Performance Shares shown in column (d) were awarded to each named executive officer except for Mr. Foley, who elected to defer 10% of such Shares, and Mr. Duffy, who elected to defer 100% of such Shares. Under such deferral arrangements, Messrs. Foley and Duffy elected to defer receipt of such Performance Shares until separation from service.

Nonqualified Deferred Compensation

The following table provides certain summary information concerning nonqualified deferred compensation of DTG’s Chief Executive Officer and each of the other named executive officers of DTG during the fiscal year ended December 31, 2008, except that column (f) reflects cumulative or multi-year contributions and earnings or losses to and under the Deferred Compensation Plan and the Retirement Plan since the executive has participated in such plans. For more information on these plans see “Executive Compensation—Compensation Discussion and Analysis—Discussion of Elements of Compensation—Supplemental Retirement Benefits” above.

2008 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings /Losses in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c) (1)	(d) (2)	(e) (3)	(f)	(g)
Scott L. Thompson	Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Retirement Plan	-0-	-0-	-0-	-0-	-0-
	Total	-0-	-0-	-0-	-0-	-0-
R. Scott Anderson	Deferred Compensation Plan	-0-	991	-378,454	726,074	665
	Retirement Plan	-0-	-0-	-410	247,219	-0-
	Total	-0-	991	-378,864	973,293	665
H. Clifford Buster III	Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-
	Retirement Plan	-0-	-0-	-0-	-0-	-0-
	Total	-0-	-0-	-0-	-0-	-0-
James S. Duffy	Deferred Compensation Plan	20,335	538	-27,702	146,850	1,960
	Retirement Plan	-0-	-0-	-1,098	169,493	-0-
	Total	20,335	538	-28,800	316,343	1,960
Vicki J. Vaniman	Deferred Compensation Plan	-0	727	-483,587	165,309	23,753
	Retirement Plan	-0-	-0-	-10,342	223,659	409
	Total	-0-	727	-493,929	388,968	24,162
Gary L. Paxton	Deferred Compensation Plan	-0-	1,885	-2,296,476	266,698	111,724
	Retirement Plan	-0-	-0-	-40,083	1,288,575	-0-
	Total	-0-	1,885	-2,336,507	1,555,273	111,724

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings /Losses in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c) (1)	(d) (2)	(e) (3)	(f)	(g)
Steven B. Hildebrand	Deferred Compensation Plan	-0-	1,022	-593,335	1,259,853	-0-
	Retirement Plan	-0-	-0-	329	479,450	-0-
	Total	-0-	1,022	-593,006	1,739,303	-0-
John J. Foley	Deferred Compensation Plan	12,201	992	-393,526	907,642	1,618
	Retirement Plan	-0-	-0-	-749	259,383	-0-
	Total	12,201	992	-394,275	1,167,025	1,618

___________________________

(1)

The amount shown in column (c) for each named executive officer is not reported as compensation to such named executive officer in any column of the Summary Compensation Table. Such amounts reflect elective deferrals by each named executive officer of Performance Shares awarded under the 2005-2007 Performance Share Plan.

(2)

The amount shown in column (d) for each named executive officer is also reported as compensation to such named executive officer in column (g) of the Summary Compensation Table. These contributions were made pursuant to the Deferred Compensation Plan. There were no contributions made pursuant to the Retirement Plan.

(3)

The total amount shown in column (e) for each named executive officer is the aggregate losses during the last fiscal year and is not reported as compensation to such named executive officers in any column of the Summary Compensation Table.

For more information on the Deferred Compensation Plan and the Retirement Plan, see “Compensation Discussion and Analysis – Discussion of Elements of Compensation – Supplemental Retirement Benefits.”

Potential Payments Upon Termination or Change in Control

Introduction

The tables set forth below provide certain summary information concerning the amount of compensation paid to each of the named executive officers, other than Messrs. Paxton, Hildebrand and Foley, upon a termination of employment or upon a change in control. The amounts in the tables assume that such termination was effective as of December 31, 2008, and therefore include amounts earned through such time and are estimates of the amounts which would be paid out to each executive upon termination. None of the named executive officers have any agreement that provides, nor do any of the named executive officers participate in a plan that provides for the payment of any severance or provision of any benefit continuation in the event of a termination of employment other than a termination of employment that follows a change in control of the Company. The amounts listed below under “severance” and “benefit continuation” (other than amounts relating to a change in control) are those that may be provided, in the sole discretion of the Company, to the executive pursuant to general severance guidelines (the “Severance Guidelines”) established by the Company and applicable to all employees generally.

Any payments to be made pursuant to the Retirement Plan and / or the Deferred Compensation Plan are payable in accordance with their terms and are not referenced below. For more information, see the “2008 Nonqualified Deferred Compensation Table” above and the descriptions of such plans in “Compensation Discussion and Analysis – Discussion of Elements of Compensation – Supplemental Retirement Benefits” section above. Mr. Thompson is party to an Employment Continuation Agreement and the other named executive officers participate in an Employment Continuation Plan (together the “Employment Continuation Arrangements”), both of which provide certain payments and benefits in the event of a change in control or a termination thereafter. The actual payments to be made and value of benefits to be provided can only be determined at the time of such executive’s separation from DTG. Messrs. Paxton, Hildebrand and Foley are excluded from the tables because each such executive’s employment was terminated on or prior to December 31, 2008. The actual severance and benefits received by each are discussed in the narrative following the tables.

Scott L. Thompson

Executive Benefits and Payments	Termination Without Cause or due to a Reduction in Force ($)	Termination for Cause or Voluntary Termination ($)	Death or Disability or Retirement ($)	FOLLOWING A CHANGE IN CONTROL (6)
				Termination Without Cause or for Good Reason ($)	Continued Employment ($)
(a)	(b)	(c)	(d)	(e)	(f)
Severance	275,000 (1)			3,300,000
Benefit Continuation	7,232 (2)			43,389
Vesting of Performance Shares or Units (3)	4,292		4,292	10,301	4,292
Vesting of Options (4)				23,483
Accrued Vacation (5)	67,692	67,692	67,692	67,692
Outplacement Services				35,000
Gross-Up				1,494,971
Total	354,216	67,692	71,984	4,974,836	4,292

(1) This amount is the recommended maximum amount the Company could have elected to pay pursuant to the Severance Guidelines. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to pay any severance.

(2) Pursuant to the Severance Guidelines, the Company could have elected to provide health benefits for a period equivalent to the period computed for severance, if any. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to provide any benefits.

(3) In the event of (i) a termination of employment without cause or due to a reduction in force, or due to his death, disability or retirement, or (ii) in the event of his continued employment following a change in control, Mr. Thompson would receive a prorated portion of his outstanding target Performance Shares and Units. In the event of a termination of employment without cause or for good reason following a change in control, the outstanding Performance Shares and Units vest in full.

(4) In the event of a termination without cause, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) six months. In the event of a termination due to a reduction in force, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) a period equal to two times the number of weeks of severance pay received, but not less than six months. In the event of a termination of employment without cause or for good reason following a change in control, Mr. Thompson’s outstanding Option Rights immediately vest in full and remain exercisable for the remaining term of the grant. The value of this benefit is calculated based upon the closing price of $1.09 for Shares on 2008.

(5) As December 31, of December 31, 2008, Mr. Thompson had 32 accrued but unused vacation days.

(6) All amounts in these columns (e) and (f) are provided pursuant to the Employment Continuation Agreement.

R. Scott Anderson

Executive Benefits and Payments	Termination Without Cause or due to a Reduction in Force ($)	Termination for Cause or Voluntary Termination ($)	Death or Disability or Retirement ($)	FOLLOWING A CHANGE IN CONTROL (6)
				Termination Without Cause or for Good Reason ($)	Continued Employment ($)
(a)	(b)	(c)	(d)	(e)	(f)
Severance	344,523 (1)			1,859,375
Benefit Continuation	11,724 (2)			36,158
Vesting of Performance Shares or Units (3)	11,055		11,055	17,637	11,055
Vesting of Options (4)				14,863
Accrued Vacation (5)	52,308	52,308	52,308	52,308
Outplacement Services				20,000
Total	419,610	52,308	63,363	2,000,341	11,055

(1) This amount is the recommended maximum amount the Company could have elected to pay pursuant to the Severance Guidelines. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to pay any severance.

(2) Pursuant to the Severance Guidelines, the Company could have elected to provide health benefits for a period equivalent to the period computed for severance, if any. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to provide any benefits.

(3) In the event of (i) a termination of employment without cause or due to a reduction in force, or due to his death, disability or retirement, or (ii) in the event of his continued employment following a change in control, Mr. Anderson would receive a prorated portion of his outstanding target Performance Shares and Units. In the event of a termination of employment without cause or for good reason following a change in control, the outstanding Performance Shares and Units vest in full.

(4) In the event of a termination without cause, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) six months. In the event of a termination due to a reduction in force, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) a period equal to two times the number of weeks of severance pay received, but not less than six months. In the event of a termination of employment without cause or for good reason following a change in control, Mr. Anderson’s outstanding Option Rights immediately vest in full and remain exercisable for the remaining term of the grant. The value of this benefit is calculated based upon the closing price of $1.09 for Shares on December 31, 2008.

(5) As of December 31, 2008, Mr. Anderson had 32 accrued but unused vacation days.

(6) All amounts in these columns (e) and (f) are provided pursuant to the Employment Continuation Plan.

H. Clifford Buster III

Executive Benefits and Payments	Termination Without Cause or due to a Reduction in Force ($)	Termination for Cause or Voluntary Termination ($)	Death or Disability or Retirement ($)	FOLLOWING A CHANGE IN CONTROL (6)
				Termination Without Cause or for Good Reason ($)	Continued Employment ($)
(a)	(b)	(c)	(d)	(e)	(f)
Severance	150,000 (1)			1,312,500
Benefit Continuation	3,298 (2)			16,488
Vesting of Performance Shares or Units (3)
Vesting of Options (4)				31,707
Accrued Vacation (5)	36,923	36,923	36,923	36,923
Outplacement Services				20,000
Total	190,221	36,923	36,923	1,417,618

(1) This amount is the recommended maximum amount the Company could have elected to pay pursuant to the Severance Guidelines. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to pay any severance.

(2) Pursuant to the Severance Guidelines, the Company could have elected to provide health benefits for a period equivalent to the period computed for severance, if any. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to provide any benefits.

(3) Mr. Buster has not been granted any Performance Shares or Units.

(4) In the event of a termination without cause, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) six months. In the event of a termination due to a reduction in force, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) a period equal to two times the number of weeks of severance pay received, but not less than six months. In the event of a termination of employment without cause or for good reason following a change in control, Mr. Buster’s outstanding Option Rights shall immediately vest in full and remain exercisable for the remaining term of the grant. The value of this benefit is calculated based upon the closing price of $1.09 for Shares on December 31, 2008.

(5) As of December 31, 2008, Mr. Buster had 32 accrued but unused vacation days.

(6) All amounts in these columns (e) and (f) are provided pursuant to the Employment Continuation Plan.

James S. Duffy

Executive Benefits and Payments	Termination Without Cause or due to a Reduction in Force ($)	Termination for Cause or Voluntary Termination ($)	Death or Disability or Retirement ($)	FOLLOWING A CHANGE IN CONTROL (6)
				Termination Without Cause or for Good Reason ($)	Continued Employment ($)
(a)	(b)	(c)	(d)	(e)	(f)
Severance	115,000 (1)			920,000
Benefit Continuation	3,298 (2)			16,488
Vesting of Performance Shares or Units (3)	4,517		4,517	9,209	4,517
Vesting of Options (4)				5,351
Accrued Vacation (5)	21,673	21,673	21,673	21,673
Outplacement Services				20,000
Total	144,488	21,673	26,190	992,721	4,517

(1) This amount is the recommended amount the Company could have elected to pay pursuant to the Severance Guidelines. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to pay any severance.

(2) Pursuant to the Severance Guidelines, the Company could have elected to provide health benefits for a period equivalent to the period computed for severance, if any. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to provide any benefits.

(3) In the event of (i) a termination of employment without cause or due to a reduction in force, or due to his death, disability or retirement, or (ii) in the event of his continued employment following a change in control, Mr. Duffy would receive a prorated portion of his outstanding target Performance Shares and Units. In the event of a termination of employment without cause or for good reason following a change in control, the outstanding Performance Shares and Units vest in full.

(4) In the event of a termination without cause, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) six months. In the event of a termination due to a reduction in force, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) a period equal to two times the number of weeks of severance pay received, but not less than six months. In the event of a termination of employment without cause or for good reason following a change in control, Mr. Duffy’s outstanding Option Rights shall immediately vest in full and remain exercisable for the remaining term of the grant. The value of this benefit is calculated based upon the closing price of $1.09 for Shares on December 31, 2008.

(5) As of December 31, 2008, Mr. Duffy had 25 accrued but unused vacation days.

(6) All amounts in these columns (e) and (f) are provided pursuant to the Employment Continuation Plan.

Vicki J. Vaniman

Executive Benefits and Payments	Termination Without Cause or due to a Reduction in Force ($)	Termination for Cause or Voluntary Termination ($)	Death or Disability or Retirement ($)	FOLLOWING A CHANGE IN CONTROL (6)
				Termination Without Cause or for Good Reason ($)	Continued Employment ($)
(a)	(b)	(c)	(d)	(e)	(f)
Severance	181,421 (1)			1,140,000
Benefit Continuation	9,207 (2)			36,158
Vesting of Performance Shares or Units (3)	9,091		9,091	15,713	9,091
Vesting of Options (4)				5,351
Accrued Vacation (5)	35,077	35,077	35,077	35,077
Outplacement Services				20,000
Total	234,796	35,077	44,168	1,252,299	9,091

(1) This amount is the recommended maximum amount the Company could have elected to pay pursuant to the Severance Guidelines. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to pay any severance.

(2) Pursuant to the Severance Guidelines, the Company could have elected to provide health benefits for a period equivalent to the period computed for severance, if any. For purposes of clarification, pursuant to the Severance Guidelines, the Company could in such circumstances decide not to provide any benefits.

(3) In the event of (i) a termination of employment without cause or due to a reduction in force, or due to her death, disability or retirement, or (ii) in the event of her continued employment following a change in control, Ms. Vaniman would receive a prorated portion of her outstanding target Performance Shares and Units. In the event of a termination of employment without cause or for good reason following a change in control, the outstanding Performance Shares and Units vest in full.

(4) In the event of a termination without cause, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) six months. In the event of a termination due to a reduction in force, vested Option Rights would remain exercisable until the earlier of (i) the expiration date of such Option Rights and (ii) a period equal to two times the number of weeks of severance pay received, but not less than six months. In the event of a termination of employment without cause or for good reason following a change in control, Ms. Vaniman’s outstanding Option Rights shall immediately vest in full and remain exercisable for the remaining term of the grant. The value of this benefit calculated based upon the closing price of $1.09 for Shares on December 31, 2008.

(5) As of December 31, 2008, Ms. Vaniman had 32 accrued but unused vacation days.

(6) All amounts in these columns (e) and (f) are provided pursuant to the Employment Continuation Plan.

Payments Made Upon Involuntary Termination With Cause or Voluntary Termination (other than Retirement)

In general, no payments are made and no benefits provided and all outstanding Option Rights (vested and unvested), as well as any outstanding Performance Shares or Units, or Restricted Stock Units, are forfeited. In the absence of a change in control of the Company, “cause” means misconduct of the named executive officer that is willful or involves gross negligence, as determined by DTG.

Potential Payments Made Upon Involuntary Termination Without Cause or Due to a Reduction in Force

The Severance Guidelines provide that in the event of an involuntary termination without cause, the Company, with the approval of the Human Resources and Compensation Committee, has the discretion to provide the named executive officer with (i) an amount equal to up to two weeks of salary for each full year of employment plus a prorated bonus pursuant to the cash incentive plan, (ii) continuation of health benefits during the period of salary continuation, and (iii) continuation of the car allowance for a period determined by the Company. In no event do the Severance Guidelines or any other guidelines, agreements or policies entitle the named executive officers to such payments and benefits. In general, unvested non-qualified Option Rights are forfeited and vested non-qualified Option Rights are exercisable for up to six months or the expiration date of the Options Rights and target Performance Shares or Units will be prorated (based on the days employed by the Company during the Performance Period for awards granted in 2007, and based on the current accounting accrual rate at the time of termination for awards granted after 2007) and paid by March 15 of the year following termination. Restricted Stock Units are also prorated based on days of service. Notwithstanding the foregoing, in the event the termination is in connection with a reduction in force, as determined by DTG at the time of termination, the vested non-qualified Option Rights granted after 2000 may be exercised for a period equal to the greater of (a) six months, or (b) two times the number of weeks of salary but not to exceed one year, provided that in no event shall any Option Right be exercisable after the expiration date.

Payments Made Upon Retirement, Death or Disability

In general, no severance payments are made and no benefits provided upon a termination of employment as the result of the named executive officer’s retirement, death or disability. In the case of retirement, non-qualified Option Rights continue to vest in accordance with option agreements and vested non-qualified Option Rights are exercisable for up to three years from the retirement date, but in no event shall any Option Right be exercisable after the expiration date. In the event of death or disability, unvested non-qualified Option Rights are forfeited, and vested non-qualified Option Rights are exercisable for up to six months from the date of death or disability, provided that in no event shall any Option Right be exercisable after the expiration date. Target Performance Shares or Units will be prorated (based on the days employed by the Company during the Performance Period for awards granted in 2007, and based on the current accounting accrual rate at the time of termination for awards granted after 2007), and paid by March 15 of the year following termination. Restricted Stock Units are also prorated based on days of service.

“Retirement” is defined as the named executive officer’s voluntary termination of employment if as of the date of termination he or she is (a) age 61 or older with five or more years of service, or (b) has 20 or more years of service with the Company.

Payments Made Upon a Change in Control

In December 2008, DTG entered into the Employment Continuation Agreement with Mr. Thompson and amended and restated the existing Employment Continuation Plan in which Messrs. Anderson, Buster and Duffy and Ms. Vaniman (the “Participating NEOs”) are participants. Messrs. Hildebrand and Foley were covered by the Employment Continuation Plan through their respective dates of separation from service. Until his retirement, Mr. Paxton was party to an employment continuation agreement similar to the terms provided in Mr. Thompson’s agreement. The following is a description of the payments and benefits provided pursuant to the Employment Continuation Arrangements in the event of a change in control and in the event the executive’s employment is terminated within the two-year period immediately following a change in control.

Generally, a change in control of DTG is deemed to occur upon the happening of any of the following events:

1.

DTG is merged, consolidated or reorganized into another corporation or other legal person, unless, in each case, immediately following such merger, consolidation or reorganization, the stock entitled to vote generally in the election of the Board (the “Voting Stock”) of DTG outstanding immediately prior to such merger, consolidation or reorganization continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such merger, consolidation or reorganization (including, without limitation, an entity which as a result of such merger, consolidation or reorganization owns DTG or all or substantially all of DTG’s assets either directly or through one or more subsidiaries);

2.

DTG sells or otherwise transfers all or substantially all of its assets to another corporation or legal person, unless, in each case, immediately following such sale or transfer, the Voting Stock of DTG outstanding immediately prior to such sale or transfer continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 60% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such sale or transfer (including, without limitation, an entity which as a result of such transaction owns DTG or all or substantially all of DTG's assets either directly or through one or more subsidiaries);

3.

The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more or the combined voting power of the Voting Stock of DTG then outstanding after giving effect to such acquisition; or

4.

Individuals who, as of December 9, 2008, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to December 9, 2009 whose election or nomination for election by DTG’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of DTG in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to be or have been a member of the Incumbent Board.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

Involuntary Termination Without Cause or for Good Reason

In the event of an involuntary termination without cause or for good reason within the two years immediately following the occurrence of a change in control the named executive officer will receive a severance payment equal to three times base salary (Mr. Thompson) or two and one-half times base salary (the Participating NEOs), plus three times target cash incentive compensation payment (Mr. Thompson) or two and one-half times target cash incentive compensation payment (the Participating NEOs) plus any prorated amount for the year of termination and (ii) benefit continuation for three years (Mr. Thompson) or two and one-half years (the Participating NEOs). All non-qualified Option Rights are immediately vested and exercisable for the term of the grant.

In addition, the named executive officers will be provided with outplacement benefits of up to $35,000 for Mr. Thompson and up to $20,000 for each of the Participating NEOs. The named executive officers will also be entitled to certain car benefits for three years (Mr. Thompson) or two years (the Participating NEOs) in accordance with the policies and procedures of DTG regarding the provision of cars to its employees existing immediately prior to the change in control (the “Car Policy”). As of March 31, 2009, employees of DTG are not provided cars from the Company but receive a car allowance.

Mr. Thompson will receive the benefit of a tax-gross up.

The Employment Continuation Arrangements define “cause” as: (i) a criminal violation involving fraud, embezzlement or theft in connection with employee’s duties or in the course of employment with the Company; (ii) intentional wrongful damage to property of the Company; or (iii) intentional wrongful disclosure of secret processes or confidential information of the Company and, in each case, such shall have been materially harmful to the Company. Good reason exists if (a) there is a failure to re-elect or maintain the executive in the same office or position with the Company, (b) there is a significant adverse change in the named executive officer’s authority, power and responsibilities, (c) there is a material reduction in pay, (d) there is a reduction, termination or denial of employee benefits, (e) the named executive officer determines that a change in DTG’s business has made him unable to substantially carry out his responsibilities, (f) the successor entity is liquidated, dissolved, merged, consolidated or reorganized or all of its assets are transferred unless the successor entity assumed all of the duties and obligations of DTG under the Employment Continuation Agreement, (g) DTG or the named executive officer’s work location is relocated in excess of 50 miles from the location prior to the change in control or in the case of Mr. Thompson, requires him to travel at least 20% more than the average number of days of travel required during the three full years prior to the change in control without his consent, or (h) DTG or its successor materially breaches the Employment Continuation Agreement or Employment Continuation Plan, as applicable. With respect to items (a) – (h), DTG has a 10-day period within which to remedy the default under the Employment Continuation Agreement and a 30-day period under the Employment Continuation Plan.

In addition, Mr. Thompson may terminate employment with DTG for any reason, or without reason, during the 30-day period immediately following the one year anniversary of the occurrence of the change in control and still receive all of the payments that he would have received in the event of an involuntary termination without cause due to a change in control of DTG.

Continued Employment

In the event the named executive officer’s employment continues following a change in control of DTG, the named executive officer will receive, as of the date of the change in control, a prorated portion of outstanding target Performance Shares and Units, and Restricted Stock Units, and all outstanding non-qualified Option Rights shall immediately vest and remain exercisable until the applicable expiration date.

Two years following a change in control, the Company will transfer outright ownership to Mr. Thompson of the Company car furnished for his use, if one has been furnished for his use pursuant to the Car Policy. As of March 31, 2009, the Car Policy provides that no cars will be provided to employees and instead each executive will receive a car allowance.

Other Terms

Pursuant to the Employment Continuation Arrangements, each named executive officer covenants and agrees not to disclose any confidential or proprietary information of DTG or its subsidiaries, or, without DTG’s consent, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of DTG or its subsidiaries to give up, or not to commence employment or a business relationship with DTG or its subsidiaries.

Upon death or disability of a named executive officer, he or she is not entitled to any severance compensation or benefits under the Employment Continuation Arrangements.

Severance and Retirement Arrangements

Effective October 13, 2008, John J. Foley separated from employment with the Company as Senior Executive Vice President and Chief Operating Officer. In connection with his separation from service, the Company and Mr. Foley entered into a separation agreement which provides, subject to the effectiveness and non-revocation by Mr. Foley of a release and waiver of claims against the Company, for cash severance of $198,928 payable in the form of salary continuation and provision of certain benefits (the aggregate incremental cost of such benefits being $7,437), for a short period following the date of his separation from employment. In connection with his separation from service, Mr. Foley shall receive a prorated portion of his outstanding target Performance Shares and target Performance Units. The total value of the prorated awards is $26,587. Mr. Foley’s unvested Option Rights were forfeited in connection with his separation from employment.

In connection with the retirement of Mr. Paxton as Chief Executive Officer, President and Director, and in order to ensure an orderly transition of leadership, DTG entered into a Retirement and Consulting Agreement (the “Agreement”) with Mr. Paxton effective October 13, 2008. The Agreement provides that Mr. Paxton would continue to be available on a full-time basis to the Company and the Company will continue to pay Mr. Paxton his base salary and provide him with existing benefits and non-cash perquisite plans previously made available to him through his retirement on December 31, 2008. Mr. Paxton agreed to serve thereafter as a consultant to the Company for the period commencing January 1, 2009 and ending on October 31, 2009 (the “Consulting Period”). The Company paid Mr. Paxton an initial monthly retainer on January 1, 2009, of $101,000, and will thereafter pay him a monthly retainer in the amount of $61,000 per month during the remainder of the Consulting Period. The Company will also pay him an additional fee of up to $5,000 per day based on the number of hours he is required to provide services. Mr. Paxton has agreed not to compete with the Company and not to solicit Company employees during the Consulting Period, and to not disclose the Company’s confidential information through the first anniversary of the termination of the Consulting Period. As a result of his retirement, Mr. Paxton will also be entitled to receive a payout of his amounts deferred under the Company’s nonqualified deferred compensation plan six months following his termination of employment. In connection with his separation from service, Mr. Paxton shall receive a prorated portion of his outstanding target Performance Shares and target Performance Units. The total value of the prorated awards is $114,138. Mr. Paxton’s Option Rights shall continue to vest in accordance with their terms.

Effective March 31, 2008, Steven B. Hildebrand retired as the Chief Financial Officer of the Company. Mr. Hildebrand did not receive any severance payments or benefit continuation in connection with his retirement. Mr. Hildebrand’s outstanding equity awards will be treated in accordance with the terms of the plans under which they were granted. In connection with his retirement, Mr. Hildebrand shall receive a prorated portion of his outstanding target Performance Shares and target Performance Units. The total value of the prorated awards is $19,672. Mr. Hildebrand’s Option Rights shall continue to vest in accordance with their terms.

Equity Compensation Plan Information

The following table sets forth certain information for the fiscal year ended December 31, 2008 with respect to the Plan under which the Common Stock of the Company is authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders	1,601,796	$9.65	195,295
Equity compensation plans not approved by security holders	None	None	None
Total	1,601,796	$9.65	195,295 (1)

(1) At December 31, 2008, total common stock authorized for issuance was 2,183,647 shares, which included 1,601,796 unexercised option rights and 386,556 Performance Shares, assuming a maximum 200% target payout for all nonvested Performance Shares. The Performance Shares ultimately issued will likely be less (refer to Note 14 of Notes to Consolidated Financial Statements as set forth in DTG’s 10-K for the fiscal year ended December 31, 2008). The remaining common stock available for future issuance at December 31, 2008 is 195,295.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS

AND CERTAIN CONTROL PERSONS

DTG has established policies and procedures as part of its overall corporate compliance policies for the review and approval, ratification or disapproval of related party transactions. Related parties include directors, director nominees, executive officers, beneficial owners of more than 5% of the Shares and their respective immediate family members. Transactions subject to review include any business or commercial transaction, arrangement or relationship. The Governance Committee is authorized to review and determine whether any related party transaction should be approved or ratified. In making this determination, the Governance Committee considers whether the transaction is fair and reasonable to the Company and consistent with the best interests of the Company. If the Governance Committee determines not to approve or ratify a related party transaction, the matter may be referred to legal counsel for review and consultation regarding possible further action, including termination of the transaction on a prospective basis, rescission of the transaction or modification of the transaction in a manner that would permit it to be ratified and approved by the Governance Committee. There have been no related party transactions since January 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and statements of changes in ownership of Common Stock, as well as annual statements of ownership. Based solely upon a review of forms furnished to DTG, during the fiscal year ended December 31, 2008, DTG believes that all SEC filing requirements applicable to the Company’s directors, executive officers and persons owning more than 10% of the Common Stock were met.

CODE OF ETHICS

DTG has a Code of Business Conduct that is applicable to all directors, officers and other employees. The Code of Business Conduct is located on DTG’s website (www.dtag.com) under the heading “About DTG.” DTG will provide a copy of the Code of Business Conduct to any stockholder upon request. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of the Code of Business Conduct by posting such information on our website (www.dtag.com) under the heading “About DTG.”

ANNUAL REPORT ON FORM 10-K

DTG’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC (including related financial statements and schedules), is available to stockholders without charge, upon written request to the Investor Relations Department, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135. DTG reserves the right to charge a reasonable fee for exhibits.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR NEXT ANNUAL MEETING

Any stockholder proposal under SEC Rule 14a-8 intended to be presented at DTG’s next Annual Meeting of Stockholders to be held in 2010 must be received by DTG not later than December 15, 2009 if the stockholder wishes the proposal to be included in DTG’s proxy materials relating to that Annual Meeting. Such proposals, including any accompanying supporting statement, may not exceed 500 words and should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

In addition, DTG’s Bylaws contain certain notice and procedural requirements applicable to director nominations by stockholders and stockholder proposals, irrespective of whether the proposal is to be included in DTG’s proxy materials, which provide that the deadline for submitting proposals is not less than 90 nor more than 120 days before the Annual Meeting of Stockholders to be held in 2010, and a proposal received outside of this time frame will be untimely and not considered for the Annual Meeting of Stockholders to be held in 2010; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the Annual Meeting of Stockholders is given or made to stockholders, then such proposals will be considered if received not later than the tenth day following the day on which the meeting date is disclosed. Such nominations and proposals should be addressed to: Secretary, Dollar Thrifty Automotive Group, Inc., 5330 East 31st Street, Tulsa, Oklahoma 74135.

OTHER MATTERS

As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting of Stockholders other than the matters set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment.

By Order of the Board of Directors

/S/ VICKI J. VANIMAN

Vicki J. Vaniman

Secretary

Tulsa, Oklahoma

April 13, 2009

EXHIBIT A

Proposed Amendment to Plan

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

LONG-TERM INCENTIVE PLAN AND DIRECTOR EQUITY PLAN

The Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan adopted by the Board of Directors of Dollar Thrifty Automotive Group, Inc. (“DTAG”) on December 9, 2008 and amended by the Board effective March 31, 2009, and originally adopted by the stockholders of DTAG on May 20, 2005 (the “Plan”), is hereby amended as follows effective March 16, 2009, subject to stockholder approval as provided below:

1.	By deleting the first sentence of Section 3(a) of the Plan in its entirety and replacing it with the following:

“(a) Subject to adjustment as provided in Section 12 of this Plan, the number of Common Shares that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Stock and released from substantial risks of forfeiture thereof, (iii) as Restricted Stock Units, (iv) in payment of Performance Shares or Performance Units that have been earned, (v) as awards to Non-Employee Directors, or (vi) as awards contemplated by Section 10 of this Plan will not exceed in the aggregate 1,300,000 Common Shares, plus (i) any Common Shares that remain available for issuance or transfer under the Plan, and (ii) any shares relating to awards heretofore or hereafter made under the Plan, that expire or are forfeited (including Performance Shares) or are cancelled.”

This Second Amendment (the “Second Amendment”) was approved by the Human Resources and Compensation Committee of the Board of Directors of DTAG at its meeting held on March 16, 2009. This Second Amendment shall become effective and operative if, and only if, (a) a majority of the Shares present in person or represented by proxy and entitled to vote at the Annual Meeting of Stockholders of DTAG to be held on May 14, 2009 (or any adjournment or adjournments thereof) or at any other duly held meeting or meetings within twelve (12) months after March 16, 2009 are in favor of this Second Amendment, and (b) the total number of votes actually cast on this Second Amendment represent more than 50% in interest of all stockholders entitled to vote on this Second Amendment. A failure to obtain such a vote within such time shall make all provisions of this Second Amendment null and void from inception.

APPENDIX A

(FRONT SIDE OF PROXY)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

ANNUAL MEETING PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders

May 14, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2009

Stockholders may view the Proxy Statement, our form of proxy and our 2008 Annual Report to Stockholders over the Internet by accessing the website, www.proxydocs.com/dtg.

The undersigned stockholder of Dollar Thrifty Automotive Group, Inc., a Delaware corporation, hereby appoints Pamela S. Peck or Kimberly D. Paul, or either of them voting singly in the absence of the other, attorneys and proxies with full power of substitution and revocation, to vote all shares of Common Stock of Dollar Thrifty Automotive Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Dollar Thrifty Plaza West Tower, 5310 East 31st Street, First Floor, Tulsa, Oklahoma 74135, on May 14, 2009, at 11:00 a.m., C.D.T., or any adjournment thereof, in accordance with the following instructions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, AND “FOR” PROPOSAL NO. 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting (or any postponement or adjournment thereof), including to vote for the election of such substitute nominee(s) as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” all nominees in Proposal No. 1, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

YOUR VOTE IS IMPORTANT. PLEASE VOTE BY MARKING, SIGNING AND DATING THIS PROXY ON THE REVERSE SIDE AND RETURNING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side)
__________________________________________________________

(REVERSE SIDE OF PROXY)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

ANNUAL MEETING PROXY CARD

A.	Proposals -- The Board of Directors recommends a vote FOR the election of the nominees in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3.

1.	Election of Directors:

For	Withhold

01 - Thomas P. Capo	_____	_______

02 - Maryann N. Keller	_____	_______

03 - The Hon. Edward C.

Lumley	_____	_______

04 - Richard W. Neu	_____	_______

05 – John C. Pope	_____	_______

06 – Scott L. Thompson	_____	_______

2.	Ratification of Deloitte	For	Against	Abstain

& Touche LLP as the

independent registered public

accounting firm for 2009.	______	______	______

3.	Approval of the addition	For	Against	Abstain

of 1,300,000 shares to

the Dollar Thrifty

Automotive Group, Inc.

Second Amended and

Restated Long-Term

Incentive Plan and

Director Equity Plan.	______	______	______

B.	Non-Voting Items

Change of Address -- Please print new address below.

__________________________________________________________

C.	Authorized Signatures -

This section must be completed for your vote to be counted -- Date and Sign Below

Please sign exactly as your name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy)	Signature 1	Signature 2
Please print date below.	Please keep signature within the box.	Please keep signature within the box.

_____/_____/______	_____________________________	________________________________